Exhibit 10.2

UNSECURED TERM LOAN AGREEMENT

DATED AS OF MAY16, 2013

among

RAMCO-GERSHENSON PROPERTIES, L.P.,

as Borrower,

RAMCO-GERSHENSON PROPERTIES TRUST,

as a Guarantor,

CAPITAL ONE, NATIONAL ASSOCIATION,

as a Bank,

THE OTHER BANKS WHICH ARE A PARTY TO THIS AGREEMENT,

THE OTHER BANKS WHICH MAY BECOME PARTIES TO THIS AGREEMENT,

CAPITAL ONE, NATIONAL ASSOCIATION,

as Agent,

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Sole Lead Manager and Arranger

1

TABLE OF CONTENTS

Page.

§1.	DEFINITIONS AND RULES OF INTERPRETATION.	1
§1.1.	Definitions	1
§1.2.	Rules of Interpretation.	21
§2.	THE CREDIT FACILITY.	23
§2.1.	Intentionally Deleted.	23
§2.2.	Commitment to Lend Term Loan	23
§2.3.	Intentionally Deleted.	23
§2.4.	Interest on Loans.	23
§2.5.	Intentionally Deleted.	23
§2.6.	Funds for Loans.	23
§2.7.	Intentionally Deleted.	24
§2.8.	Increase of Term Loan Commitment.	24
§2.9.	Intentionally Deleted.	26
§2.10.	Intentionally Deleted.	26
§2.11.	Evidence of Debt	26
§3.	REPAYMENT OF THE LOANS.	26
§3.1.	Stated Maturity	27
§3.2.	Mandatory Prepayments	27
§3.3.	Optional Prepayments	27
§3.4.	Partial Prepayments	28
§3.5.	Effect of Prepayments	28
§4.	CERTAIN GENERAL PROVISIONS.	28
§4.1.	Conversion Options.	28
§4.2.	Commitment and Syndication Fee	29
§4.3.	Agent’s Fee	29
§4.4.	Funds for Payments.	29
§4.5.	Computations	30
§4.6.	Suspension of LIBOR Rate Loans	31
§4.7.	Illegality	31
§4.8.	Additional Interest	32
§4.9.	Additional Costs, Etc.	32
§4.10.	Capital Adequacy	33
§4.11.	Indemnity of Borrower	34
§4.12.	Interest on Overdue Amounts; Late Charge	34
§4.13.	Certificate	34
§4.14.	Limitation on Interest	34
§4.15.	Intentionally Deleted.	35
§4.16.	Intentionally Deleted.	35

i

§5.	UNSECURED OBLIGATIONS; GUARANTY.	35
§5.1.	Unsecured Obligations	35
§5.2.	New Guarantors.	35
§6.	REPRESENTATIONS AND WARRANTIES OF THE TRUST AND THE BORROWER.	36
§6.1.	Corporate Authority, Etc.	36
§6.2.	Governmental Approvals	37
§6.3.	Title to Properties; Lease	37
§6.4.	Financial Statements	37
§6.5.	No Material Changes	38
§6.6.	Franchises, Patents, Copyrights, Etc.	38
§6.7.	Litigation	38
§6.8.	No Materially Adverse Contracts, Etc.	38
§6.9.	Compliance with Other Instruments, Laws, Etc.	39
§6.10.	Tax Status	39
§6.11.	No Event of Default	39
§6.12.	Investment Company Acts	39
§6.13.	Absence of UCC Financing Statements, Etc.	39
§6.14.	Intentionally Deleted.	39
§6.15.	Certain Transactions	39
§6.16.	Employee Benefit Plans	40
§6.17.	Regulations T, U and X	40
§6.18.	Environmental Compliance	40
§6.19.	Subsidiaries and Unconsolidated Affiliates	42
§6.20.	Loan Documents	42
§6.21.	Property	42
§6.22.	Brokers	43
§6.23.	Other Debt	43
§6.24.	Solvency	43
§6.25.	Contribution Agreement	43
§6.26.	No Fraudulent Intent	43
§6.27.	Transaction in Best Interests of Borrower; Consideration	43
§6.28.	Partners and the Trust	44
§6.29.	Tax Indemnity Agreement	44
§6.30.	Embargoed Persons	44
§6.31.	Unencumbered Borrowing Base Properties	44
§7.	AFFIRMATIVE COVENANTS OF THE TRUST AND THE BORROWER.	44
§7.1.	Punctual Payment	44
§7.2.	Maintenance of Office	44
§7.3.	Records and Accounts	45
§7.4.	Financial Statements, Certificates and Information	45
§7.5.	Notices.	48
§7.6.	Existence; Maintenance of Properties.	49

§7.7.	Insurance.	50
§7.8.	Taxes	50
§7.9.	Inspection of Properties and Books	50
§7.10.	Compliance with Laws, Contracts, Licenses, and Permits	50
§7.11.	Use of Proceeds	51
§7.12.	Further Assurances	51
§7.13.	Compliance	51
§7.14.	Limiting Agreements.	51
§7.15.	Ownership of Real Estate	52
§7.16.	More Restrictive Agreements	52
§7.17.	Trust Restrictions	52
§7.18.	Interest Rate Contract(s)	53
§7.19.	Unencumbered Borrowing Base Properties.	53
§7.20.	Swap	57
§8.	CERTAIN NEGATIVE COVENANTS OF THE TRUST AND THE BORROWER.	57
§8.1.	Restrictions on Indebtedness	57
§8.2.	Restrictions on Liens Etc.	59
§8.3.	Restrictions on Investments	60
§8.4.	Merger, Consolidation	62
§8.5.	Conduct of Business	62
§8.6.	Compliance with Environmental Laws	63
§8.7.	Distributions	64
§8.8.	Asset Sales	65
§8.9.	Development Activity	65
§8.10.	Intentionally Deleted.	66
§8.11.	Trust Preferred Equity and Subordinated Debt	66
§9.	FINANCIAL COVENANTS OF THE TRUST AND THE BORROWER.	66
§9.1.	Liabilities to Assets Ratio	67
§9.2.	Fixed Charges Coverage	67
§9.3.	Consolidated Tangible Net Worth	67
§9.4.	Secured Indebtedness	67
§9.5.	Borrowing Base Test	67
§10.	CLOSING CONDITIONS.	67
§10.1.	Loan Documents	67
§10.2.	Certified Copies of Organizational Documents	68
§10.3.	Resolutions	68
§10.4.	Incumbency Certificate; Authorized Signers	68
§10.5.	Opinion of Counsel	68
§10.6.	Payment of Fees	68
§10.7.	Performance; No Default	68
§10.8.	Representations and Warranties	68
§10.9.	Proceedings and Documents	69

§10.10.	Stockholder and Partner Consents	69
§10.11.	Compliance Certificate	69
§10.12.	Contribution Agreement	69
§10.13.	No Legal Impediment	69
§10.14.	Governmental Regulation	69
§10.15.	Intentionally Deleted.	69
§10.16.	Other	69
§11.	CONDITIONS TO ALL BORROWINGS.	69
§11.1.	Prior Conditions Satisfied	69
§11.2.	Representations True; No Default	70
§11.3.	Intentionally Deleted.	70
§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.	70
§12.1.	Events of Default and Acceleration	70
§12.2.	Limitation of Cure Periods	74
§12.3.	Intentionally Deleted.	74
§12.4.	Remedies	74
§12.5.	Distribution of Proceeds	74
§13.	SETOFF.	75
§14.	THE AGENT.	75
§14.1.	Authorization	75
§14.2.	Employees and Agents	76
§14.3.	No Liability	76
§14.4.	No Representations	76
§14.5.	Payments.	77
§14.6.	Holders of Notes	78
§14.7.	Indemnity	79
§14.8.	Agent as Bank	79
§14.9.	Resignation	79
§14.10.	Duties in the Case of Enforcement	79
§14.11.	Bankruptcy	80
§14.12.	Approvals	80
§14.13.	Borrower not Beneficiary	80
§15.	EXPENSES.	80
§16.	INDEMNIFICATION.	81
§17.	SURVIVAL OF COVENANTS, ETC.	82
§18.	ASSIGNMENT AND PARTICIPATION.	83
§18.1.	Conditions to Assignment by Banks	83
§18.2.	Register	83
§18.3.	New Notes	84
§18.4.	Participations	84
§18.5.	Pledge by Bank	84
§18.6.	No Assignment by Borrower or the Trust	84

§18.7.	Disclosure	85
§18.8.	Amendments to Loan Documents	85
§18.9.	Mandatory Assignment	85
§18.10.	Titled Agents	85
§19.	NOTICES.	86
§20.	RELATIONSHIP.	87
§21.	GOVERNING LAW: CONSENT TO JURISDICTION AND SERVICE.	87
§22.	HEADINGS.	88
§23.	COUNTERPARTS.	88
§24.	ENTIRE AGREEMENT, ETC.	88
§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.	88
§26.	DEALINGS WITH THE BORROWER OR THE GUARANTORS.	89
§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.	89
§28.	SEVERABILITY.	90
§29.	TIME OF THE ESSENCE.	90
§30.	NO UNWRITTEN AGREEMENTS.	90
§31.	REPLACEMENT OF NOTES.	90
§32.	TRUST EXCULPATION.	90
§33.	PATRIOT ACT.	91

v

EXHIBITS AND SCHEDULES

EXHIBIT A	INTENTIONALLY DELETED
EXHIBIT B	FORM OF TERM LOAN NOTE
EXHIBIT C	INTENTIONALLY DELETED
EXHIBIT D	FORM OF JOINDER AGREEMENT
EXHIBIT E	INTENTIONALLY DELETED
EXHIBIT F	INTENTIONALLY DELETED
EXHIBIT G	INTENTIONALLY DELETED
EXHIBIT H	INTENTIONALLY DELETED
EXHIBIT I	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT J	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
SCHEDULE 1.1	BANKS AND COMMITMENTS
SCHEDULE 6.5	MARKETED PROPERTIES
SCHEDULE 6.6	TRADEMARKS; TRADENAMES
SCHEDULE 6.7	LITIGATION
SCHEDULE 6.15	AFFILIATE TRANSACTIONS
SCHEDULE 6.18	ENVIRONMENTAL MATTERS
SCHEDULE 6.19	SUBSIDIARIES AND UNCONSOLIDATED AFFILIATES OF THE BORROWER
SCHEDULE 6.21	MANAGEMENT AGREEMENTS; OPTIONS
SCHEDULE 6.23	EXISTING DEFAULTS
SCHEDULE 6.29	PROPERTY OF GUARANTOR
SCHEDULE 6.31	UNENCUMBERED BORROWING BASE PROPERTIES
SCHEDULE 8.9	EXISTING UNDEVELOPED LAND PROJECTS

UNSECURED TERM LOAN AGREEMENT
This UNSECURED TERM LOAN AGREEMENT is made as of the 16th day of May, 2013 (this “Agreement”) by and among RAMCO-GERSHENSON PROPERTIES, L.P. (the “Borrower”), a Delaware limited partnership, RAMCO-GERSHENSON PROPERTIES TRUST (the “Trust”), a Maryland real estate investment trust, CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association (“Capital One”), and the other lending institutions that are a party hereto, and the other lending institutions which may become parties hereto pursuant to §18 (the “Banks”), and CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Banks (the “Agent”).
RECITALS
WHEREAS, The Borrower has requested that the Banks provide a term loan facility, and the Banks are willing to do so on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the terms and conditions herein, and of any loans, advances, or extensions of credit heretofore, now or hereafter made to or for the benefit of the Borrower by the Banks, the parties hereto covenant and agree as follows:
§1.DEFINITIONS AND RULES OF INTERPRETATION.
§1.1.    Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:
Affiliate.  An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.
Agent. Capital One, National Association, acting as Administrative Agent for the Banks, its successors and assigns.
Agent’s Head Office.  The Agent’s head office located at 1680 Capital One Drive, 10th Floor, REIT Finance Group, McLean, Virginia 22102, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Banks.
Agent’s Special Counsel.  Riemer & Braunstein LLP or such other counsel as may be approved by the Agent.

Agreement.  This Unsecured Term Loan Agreement, including the Schedules and Exhibits hereto.
Applicable Margin.  (a) On any date prior to such time as the Agent first receives written notice that Trust has first obtained an Investment Grade Rating from at least two Rating Agencies and that Borrower irrevocably elects to have the Applicable Margin determined based upon the Credit Rating Levels set forth in subpart (b) of this definition, the applicable margin set forth below based on the ratio of the Consolidated Total Liabilities of the Borrower to the Consolidated Total Adjusted Asset Value of the Borrower (expressed as a percentage):

Pricing Level	Ratio of Consolidated Total Liabilities to Consolidated Total Adjusted Asset Value	Base Rate Loans	LIBOR Rate Loans
I	Less than or equal to 45%	1.05%	2.05%
II	Greater than 45%, but less than or equal to 50%,	1.15%	2.15%
III	Greater than 50%, but less than or equal to 55%	1.35%	2.35%
IV	Greater than 55%	1.60%	2.60%

The initial Applicable Margin shall be at Pricing Level I. The Applicable Margin determined pursuant to this subpart (a) shall be adjusted based upon such ratio, if at all, on the first day of the first month following the delivery by the Borrower to the Agent of the Compliance Certificate at the end of each fiscal quarter. In the event that Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(e), then without limiting any other rights of the Agent and the Banks under this Agreement, the Applicable Margin determined pursuant to this subpart (a) shall be at Pricing Level 4 until such failure is cured within any applicable cure period.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period described in this subsection (a) shall be subject to the provisions of §4.5(b)
(b) From and after the time that Agent first receives written notice that Trust has first obtained an Investment Grade Rating from at least two Rating Agencies and that Borrower irrevocably elects to have the Applicable Margin determined based upon the Credit Rating Levels set forth in subpart (b) of this definition, “Applicable Margin” shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below (provided that any accrued interest payable at the Applicable Margin determined above in subpart (a) of this definition shall be payable as provided in §2.4):

Pricing Level	Credit Rating Level	Term LIBOR Rate Loans	Term Base Rate Loans
I	Credit Rating Level 1	1.25%	0.25%
II	Credit Rating Level 2	1.35%	0.35%
III	Credit Rating Level 3	1.50%	0.50%
IV	Credit Rating Level 4	1.80%	0.80%
V	Credit Rating Level 5	2.25%	1.25%

The Applicable Margin determined pursuant to this subpart (b) for the Base Rate Loans shall be determined by reference to the Credit Rating Level in effect from time to time, and the Applicable Margin determined pursuant to this subpart (b) for any Interest Period for the LIBOR Rate Loans having such Interest Period shall be determined by reference to the Credit Rating Level in effect on the first day of such Interest Period; provided, however that no change in the Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three Business Days after the date on which the Agent receives written notice of the application of the Credit Rating Levels or a change in such Credit Rating Level. From and after the first time that the Applicable Margin is based on Trust’s Investment Grade Rating, the Applicable Margin shall only be calculated by reference to the pricing levels for the Credit Rating Levels set forth above.
Arranger. Capital One, National Association.
Assignment and Acceptance Agreement. See §18.1.
Balance Sheet Date.  March 31, 2013.
Banks. Capital One, the other Banks a party hereto, and any other Person who becomes an assignee of any rights of a Bank pursuant to §18.
Base Rate.  The greater of (a) the variable annual rate of interest announced from time to time by Agent at Agent’s Head Office as its “prime rate”, (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate, or (c) the LIBOR Rate determined as of any date of determination for an Interest Period of one month plus one percent (1%) (rounded upwards, if necessary, to the next one-eighth of one percent).  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.
Base Rate Loans.  The Term Base Rate Loans.
Board. See the definition of Change of Control.
Borrower.  As defined in the preamble hereto.
Borrowing Base Availability.  At any date of determination, the Borrowing Base Availability for Eligible Real Estate owned by the Borrower or any Subsidiary Guarantor included in the Unencumbered Borrowing Base Property shall be the amount which is the lesser of (a) sixty percent (60%) of the Unencumbered Pool Value; and (b) the Debt Service Coverage Amount for the Unencumbered Borrowing Base Properties.
Borrowing Base Property Certificate.  See §7.4(e).
Building. With respect to each parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.
Business Day. Any day on which banking institutions located in the same city and state as the Agent’s Head Office and in New York are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.
Capital Expenditure Reserve Amount.  With respect to any Person or property, a reserve for replacements and capital expenditures equal to $.10 per square foot of building space located on all Real Estate owned by such Person, other than Real Estate subject to leases which provide that the tenant is responsible for all building maintenance.
Capital Improvement Project. With respect to any Real Estate now or hereafter owned by the Borrower or any of its Subsidiaries which is utilized principally for shopping centers, capital improvements consisting of rehabilitation, refurbishment, replacement, expansions and improvements (including related amenities) to the existing Buildings on such Real Estate and capital additions, repairs, resurfacing and replacements in the common areas of such Real Estate all of which may be properly capitalized under GAAP.
Capital One. As defined in the preamble hereto.
Capitalization Rate.  Seven and one-half percent (7.50%).
Capitalized Lease. A lease under which a Person is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.
CERCLA. See §6.18.
Change of Control.  The occurrence of any one of the following events:

(a) during any twelve month period on or after the date of this Agreement, individuals who at the beginning of such period constituted the Board of Directors or Trustees of the Trust (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Trust was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office;

(b) any Person or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of the Trust equal to at least thirty percent (30%);

(c) the Borrower or Trust consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by Section 8.4); or

(d) the Borrower fails to own, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic interest in the Voting Interest of each Subsidiary Guarantor.

Closing Date.  The first date on which all of the conditions set forth in §10 and §11 have been satisfied.
Code.  The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.
Commitment.  With respect to each Bank, the Term Loan Commitment of such Bank.
Commitment Increase Date.  The effective date of the Term Loan Commitment increases specified in §2.8.
Commitment Percentage.  With respect to each Bank, the percentage set forth on Schedule 1.1 hereto as such Bank’s percentage of the aggregate Commitments of all of the Banks, as the same may be changed from time to time in accordance with the terms of this Agreement.
Compliance Certificate.  See §7.4(e).
Consolidated or Combined.  With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, consolidated or combined in accordance with GAAP.

Consolidated Operating Cash Flow.  With respect to any period of a Person, an amount equal to the Operating Cash Flow of such Person and its Subsidiaries for such period consolidated in accordance with GAAP.
Consolidated Tangible Net Worth. The amount by which Consolidated Total Adjusted Asset Value exceeds Consolidated Total Liabilities, and less the sum of:
(a) the total book value of all assets of a Person and its Subsidiaries properly classified as intangible assets under GAAP, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; and

(b) all amounts representing any write-up in the book value of any assets of such Person or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date; and

(c) all amounts representing minority interests as of such date which are applicable to third parties in Investments of the Borrower.

Consolidated Total Adjusted Asset Value.  With respect to any Person, the sum of all assets of such Person and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, provided that all Real Estate that is improved and not Under Development shall be valued at an amount equal to (A) the Operating Cash Flow of such Person and its Subsidiaries and Unconsolidated Affiliates described in §8.3(i) from such Real Estate for the period covered by the four previous consecutive fiscal quarters (treated as a single accounting period) divided by (B) the Capitalization Rate, provided that (i) prior to such time as the Borrower or any of its Subsidiaries or such Unconsolidated Affiliates has owned and operated any parcel of Real Estate for four full fiscal quarters, such Real Estate shall be valued at acquisition cost determined in accordance with GAAP, and provided further that (ii)(A) with respect to any Redevelopment Property that has been valued at cost as permitted below and has recommenced operations for less than four full fiscal quarters, the Operating Cash Flow for such Redevelopment Property for the number of full fiscal quarters which the Borrower or its Subsidiary or such Unconsolidated Affiliate has recommenced operations as annualized shall be utilized, and (B) the Operating Cash Flow for any Redevelopment Property that has recommenced operations without a full quarter of performance shall be annualized in such manner as the Agent shall approve, such approval not to be unreasonably withheld, and (iii) to the extent that the capitalized Operating Cash Flow with respect to any parcel of Real Estate owned by an Unconsolidated Affiliate of such Person is included in the calculation of Consolidated Total Adjusted Asset Value for such Person, such Person’s interest in the Unconsolidated Affiliate shall not be included in the calculation of Consolidated Total Adjusted Asset Value for such Person.  Real Estate that is Under Development and undeveloped Land shall be valued at its capitalized cost in accordance with GAAP.  Notwithstanding the foregoing, Borrower may elect to value a Redevelopment Property at cost as determined in accordance with GAAP, as set forth in the first sentence of this definition, for a period of up to twenty-four (24) months which twenty-four (24) month period shall commence upon the date which Agent receives written notice from Borrower of such election (including any notice provided prior to the date of this Agreement pursuant to the Existing Credit Agreement).  The assets of the Borrower and its Subsidiaries on the consolidated financial statements of the Borrower and its Subsidiaries shall be adjusted to reflect the Borrower’s allocable share of such asset (including Borrower’s interest in any Unconsolidated Affiliate whose asset value is determined by application of the capitalization rate above), for the relevant period or as of the date of determination, taking into account (a) the relative proportion of each such item derived from assets directly owned by the Borrower and from assets owned by its respective Subsidiaries and Unconsolidated Affiliates, and (b) the Borrower’s respective ownership interest in its Subsidiaries and Unconsolidated Affiliates.
Consolidated Total Liabilities. All liabilities of a Person and its Subsidiaries determined on a Consolidated basis in accordance with GAAP and all Indebtedness of such Person and its Subsidiaries, whether or not so classified, including any liabilities arising in connection with sale and leaseback transactions, and shall include such Person’s pro rata share of the foregoing items of its Unconsolidated Affiliates.  Consolidated Total Liabilities shall not include Trust Preferred Equity or Subordinated Debt.  Amounts undrawn under this Agreement shall not be included in Indebtedness for purposes of this definition.  Notwithstanding anything to the contrary contained herein, (a) Indebtedness (i) of Borrower and its Subsidiaries consisting of environmental indemnities and guarantees with respect to customary exceptions to exculpatory language with respect to Non-recourse Indebtedness and (ii) of Borrower with respect to the TIF Guaranty shall not be included in the calculation of Consolidated Total Liabilities of Borrower and its Subsidiaries unless a claim shall have been made against Borrower or a Subsidiary of Borrower on account of any such guaranty or indemnity, and (b) Indebtedness of Borrower, the Trust and their Subsidiaries under completion guarantees shall equal the remaining costs to complete the applicable construction project in excess of construction loan or mezzanine loan proceeds available therefor and any equity deposited or invested for the payment of such costs.
Contribution Agreement.  That certain Contribution Agreement dated of even date herewith among the Borrower, the Trust and the Subsidiary Guarantors.
Conversion Request.  A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.
Credit Rating.  As of any date of determination, the higher of the credit ratings (or their equivalents) then assigned to Trust’s long-term senior unsecured non-credit enhanced debt by any of the Rating Agencies.  A credit rating of BBB- from S&P or Fitch is equivalent to a credit rating of Baa3 from Moody’s and vice versa.  A credit rating of BBB from S&P or Fitch is equivalent to a credit rating of Baa2 from Moody’s and vice versa.  It is the intention of the parties that if Trust shall only obtain a credit rating from two of the Rating Agencies without seeking a credit rating from the third Rating Agency, the Borrower shall be entitled to the benefit of the Credit Rating Level for such credit rating.  If Trust shall have obtained a credit rating from at least two of the Rating Agencies, the highest of the obtained ratings shall control, provided that the next highest rating is only one level below that of the highest rating.  If the next highest rating is more than one level below that of the highest credit rating, the operative rating would be deemed to be one rating level higher than the lower of the two ratings.  In the event that Trust shall have obtained a credit rating from at least two of the Rating Agencies and shall thereafter lose any of such ratings (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) from the Rating Agencies such that Trust does not have a credit rating from at least two Rating Agencies, the Trust shall be deemed for the purposes hereof not to have a credit rating.  If at any time any of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrower and the Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Credit Rating of the other of the Rating Agencies, if one has been provided, shall continue to apply.
Credit Rating Level.  One of the following five pricing levels, as applicable, and provided, further, that, from and after the time that Agent receives written notice that Trust has first obtained an Investment Grade Rating from at least two Rating Agencies, during any period that the Trust has no Credit Rating Level, Credit Rating Level 5 shall be the applicable Credit Rating Level:
“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P or Fitch, or A3 by Moody’s;
“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P or Fitch, or Baa1 by Moody’s and Credit Rating Level 1 is not applicable;
“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P or Fitch, or Baa2 by Moody’s and Credit Rating Levels 1 and 2 are not applicable;
“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P or Fitch, or Baa3 by Moody’s and Credit Rating Levels 1, 2 and 3 are not applicable; and
“Credit Rating Level 5” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P or Fitch, or Baa3 by Moody’s or there is no Credit Rating.
Debt Offering.  The issuance and sale by the Borrower or any Guarantor of any debt securities of the Borrower or such Guarantor.
Debt Service.  For any period, the sum of all interest, including capitalized interest not paid in cash, bond related expenses, and mandatory principal/sinking fund payments due and payable during such period excluding any balloon payments due upon maturity of any Indebtedness.  Any of the foregoing payable with respect to Subordinated Debt shall be included in the calculation of Debt Service.

Debt Service Coverage Amount.  At any time determined by the Agent, an amount equal to the maximum principal amount of all Unsecured Indebtedness of the Trust, the Borrower and their Subsidiaries (including, without limitation, the Loans) which, when bearing interest at a rate per annum equal to the greater of (a) the then-current annual yield on seven (7) year obligations issued by the United States Treasury most recently prior to the date of determination plus 2.50% payable based on a 30 year mortgage style amortization schedule (expressed as a mortgage constant percentage) and (b) 7.0%, would be payable by the monthly principal and interest payment amount resulting from dividing (a) the Operating Cash Flow from the Unencumbered Borrowing Base Properties for the preceding four fiscal quarters divided by 1.5 by (b) 12. With respect to any Unencumbered Borrowing Base Property which has not been owned by Borrower or a Subsidiary thereof for four (4) full fiscal quarters, then for the purposes of determining the Debt Service Coverage Amount, the historic Operating Cash Flow from such Unencumbered Borrowing Base Property shall be used, or if such information is not available, then the Operating Cash Flow shall be the Borrower’s pro forma underwritten Operating Cash Flow for such Unencumbered Borrowing Base Property for the next succeeding four (4) fiscal quarters as reasonably approved by Agent (provided, that the pro forma underwritten Operating Cash Flow for each of such four (4) fiscal quarters shall be replaced by the actual Operating Cash Flow for each fiscal quarter thereafter until such time as there are four (4) full fiscal quarters of operating results for the Borrower, and the pro forma underwritten Operating Cash Flow approved by Agent shall continue to be used for the fiscal quarters not yet occurred). The determination of the Debt Service Coverage Amount and the components thereof by the Agent shall, so long as the same shall be determined in good faith, be conclusive and binding absent manifest error.
Default.  See §12.1.
Defaulting Bank.  See §14.5(c).
Derivatives Contract.  Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.
Derivatives Provider. The Agent, any Lender or any affiliate thereof which is the counterparty under any Derivatives Provider Contract.

Derivatives Provider Contract. Any Derivatives Contract required under §7.20 hereof or otherwise entered into by the Borrower with the Agent, any Lender or any affiliate thereof with respect to the Loan.
Directions.  See §14.12.
Distribution.  With respect to any Person, the declaration or payment of any cash, cash flow, dividend or distribution on or in respect of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person other than that portion of any dividends or distributions payable in equity securities of such Person; the purchase, redemption, exchange or other retirement of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by such Person to its shareholders, partners, members or other owners as such; or any other distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person.
Dollars or $. Dollars in lawful currency of the United States of America.
Domestic Lending Office.  Initially, the office of each Bank designated as such in Schedule 1.1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.
Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Term Loan Maturity Date is converted or combined in accordance with §4.1.
Eligible Real Estate.  Real Estate which meets the conditions set forth in § 7.19(a).
Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower, a Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.
Environmental Laws.  See §6.18(a).
Equity Offering.  The issuance and sale by the Borrower or any Guarantor of any equity securities of the Borrower or such Guarantor.
ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and all regulations and formal guidance issued thereunder.
ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower or any Guarantor under §414 of the Code or §4001 of ERISA, or any predecessor entities of any of them.
ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA as to which the requirement of notice has not been waived or any other event with respect to which Borrower or an ERISA Affiliate could have liability under ERISA §§4062(e) or 4063.
Event of Default.  See §12.1.
Excluded FATCA Tax. Any tax, assessment or other governmental charge imposed on a Bank under FATCA, to the extent applicable to the transactions contemplated by this Agreement, that would not have been imposed but for a failure by a Bank (or any financial institution through which any payment is made to such Bank) to comply with the requirements of FATCA.
Existing Credit Agreement.  The Third Amended and Restated Unsecured Master Loan Agreement dated July 19, 2012.
FATCA. Sections 1471 through 1474 of the Internal Revenue Code.
Federal Funds Effective Rate.  For any day, the rate per annum (rounded to the nearest one hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate”, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent.
Fitch.  Fitch, Inc. and any successor thereto.
Fixed Charges.  With respect to the Trust and its Subsidiaries for any fiscal period, an amount equal to the sum of (a) the Debt Service of the Trust and its Subsidiaries, plus (b) the Preferred Distributions of the Trust and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.
Funds from Operations.  With respect to any Person for any fiscal period, the Net Income (or Deficit) of such Person computed in accordance with GAAP, excluding losses from sales of property and impairment charges, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.
GAAP.  Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.  Notwithstanding the foregoing, for the purposes of the financial calculations hereunder, any amount otherwise included therein from a mark-up or mark-down of a derivative product of a Person shall be excluded.
Ground Lease.  A ground lease which is not subordinate to any mortgage, deed of trust or security deed as to which no default or event of default has occurred and containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options) of forty (40) years or more from the Closing Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower, any Guarantor or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
Guarantors.  Collectively, the Trust and each Subsidiary Guarantor, and individually, any one such Guarantor.
Guaranty.  The Unconditional Guaranty of Payment and Performance dated of even date herewith made by the Guarantors in favor of the Agent and the Banks, as the same may be modified or amended, such Guaranty to be in form and substance satisfactory to the Agent.
Hazardous Substances.  See §6.18(b).
Indebtedness.  All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, but without any double counting, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect (including, without limitation, any obligations evidenced by bonds, debentures, notes or similar debt instruments); (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (d) any obligation as a lessee or obligor under a Capitalized Lease; (e) all subordinated debt, including, without limitation, Subordinated Debt (but excluding Trust Preferred Equity); (f) all obligations to purchase under agreements to acquire (but excluding agreements which provide that the seller’s remedies thereunder are limited to market liquidated damages in the event the purchaser defaults thereunder), or otherwise to contribute money with respect to, properties under “development” within the meaning of §8.9; and (g) all obligations, contingent or deferred or otherwise, of any Person, including, without limitation, any such obligations as an account party under acceptance, letter of credit or similar facilities including, without limitation, obligations to reimburse the issuer in respect of a letter of credit except for contingent obligations (but excluding any guarantees or similar obligations) that are not material and are incurred in the ordinary course of business in connection with the acquisition or obtaining commitments for financing of Real Estate.
Interest Payment Date.  As to each Base Rate Loan, the first day of each calendar month during the term of such Base Rate Loan and as to each LIBOR Rate Loan, the first day of each calendar month during the term of such LIBOR Rate Loan and the last day of the Interest Period relating thereto.
Interest Period.  With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of the subject month, (b) thereafter, each one, two or three months period commencing as of the first day of a calendar month and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall end and the next Interest Period shall commence on the next preceding or succeeding LIBOR Business Day as determined conclusively by the Agent in accordance with the then current bank practice in the London Interbank Market;

(ii) if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto; and

(iii) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Term Loan Maturity Date.

Interest Rate Contracts.  Interest rate swap, collar, cap or similar agreements providing interest rate protection.
Investment Grade Rating. A credit rating for long-term senior unsecured non-credit enhanced debt of BBB- or better by S&P or Fitch, or Baa3 or better by Moody’s.
Investments.  With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided , however , that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented as a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.
Joinder Agreement.  The joinder agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to §5.5 by any additional Guarantor, substantially in the form of Exhibit D hereto.
Leases.  Leases, licenses and agreements whether written or oral, relating to the use or occupation of space in or on any Building or on any Real Estate by persons other than the Borrower.
LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.
LIBOR Lending Office.  Initially, the office of each Bank designated as such in Schedule 1.1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Rate Loans.
LIBOR Rate.  For any LIBOR Rate Loan for any Interest Period, the average rate (rounded to the nearest 1/100th) as shown in Reuters Screen LIBOR 01 Page at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If such service no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index.  For any period during which a Reserve Percentage shall apply, the LIBOR Rate with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.
LIBOR Rate Loans.  The Term LIBOR Rate Loans.
Lien.  See §8.2.

Loan Documents.  This Agreement, the Notes (if any), the Guaranty and all other documents, instruments or agreements now or  hereafter executed or delivered by or on behalf of the Borrower or the Guarantors in connection with the Loans.
Loans.  The Term Loans.
Majority Banks.  As of any date, any Bank or collection of Banks whose aggregate Commitment Percentage is more than fifty percent (50%); provided, that, in determining said percentage at any given time, all then existing Defaulting Banks will be disregarded and excluded and the Commitment Percentages of the Banks shall be redetermined for voting purposes only, to exclude the Commitment Percentages of such Defaulting Banks.
Moody’s.  Moody’s Investors Services, Inc. and any successor thereto.
Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) or 4001(a)(3) of ERISA or §414(f) of the Code maintained or contributed to by the Borrower, a Guarantor or any ERISA Affiliate.
Net Income (or Deficit).  With respect to any Person (or any asset of any Person) for any fiscal period, the net income (or deficit) of such Person (or attributable to such asset), after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP.
Net Offering Proceeds.  The gross cash proceeds received by the Borrower or any Guarantor as a result of a Debt Offering or an Equity Offering less the customary and reasonable costs, fees, expenses, underwriting commissions and discounts incurred by the Borrower or such Guarantor in connection therewith.
Net Rentable Area.  With respect to any Real Estate, the floor area of any buildings, structures or improvements available (or to be available upon completion) for leasing to tenants determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be consistent for all Real Estate unless otherwise approved by the Agent.
Non-recourse Indebtedness.  Indebtedness of a Person which is secured solely by one or more parcels of Real Estate and related personal property and is not a general obligation of such Person, the holder of such Indebtedness having recourse solely to the parcels of Real Estate securing such Indebtedness, the Building and any leases thereon and the rents and profits thereof.
Non-Consenting Bank.  See §18.9.
Notes.  The Term Loan Notes.
Notice.  See §19.
Obligations.  All indebtedness, obligations and liabilities of the Borrower and the Guarantors to any of the Banks and the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.
OFAC.  Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
Operating Cash Flow.  With respect to any Person (or any asset of any Person) for any period, for the four (4) most recently completed consecutive fiscal quarters of such Person an amount equal to the sum of (a) the Net Income of such Person (or attributable to such asset) for such period (excluding from Net Income any base rents from tenants leasing 10,000 square feet or more (1) that are subject to any bankruptcy proceeding and that have not affirmed or assumed their respective lease or other occupancy agreement or (2) as to which a payment default has occurred under the applicable Lease for sixty (60) days or more beyond any applicable grace and cure period) plus (b) depreciation and amortization, interest expense, and any extraordinary or nonrecurring losses deducted in calculating such Net Income, minus (c) any extraordinary or nonrecurring gains included in calculating such Net Income, minus (d) the Capital Expenditure Reserve Amount, minus (e) to the extent not already deducted in calculating Net Income, a management fee of 3% of minimum rents attributable to any Real Estate of such Person , all as determined in accordance with GAAP, minus (f) any lease termination payments not received in the ordinary course of business.  Payments from Borrower or its Affiliates under leases shall be excluded from Operating Cash Flow.
Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
Patriot Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.2.
Person.  Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.
Preferred Distributions.  For any period, the amount of any and all Distributions (but excluding any repurchase of Preferred Equity) paid, declared but not yet paid or otherwise due and payable to the holders of Preferred Equity.
Preferred Equity.  Any form of preferred stock or partnership interest (whether perpetual, convertible or otherwise) or other ownership or beneficial interest in the Trust or any Subsidiary of the Trust (including any Trust Preferred Equity) that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, distributions, assets or other payments over the holders of any other stock, partnership interest or other ownership or beneficial interest in such Person.
Prepayment Consideration.  See §3.3.
Rating Agencies.  S&P, Fitch and Moody’s, collectively, and “Rating Agency” means either S&P, Moody’s or Fitch.
Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.
Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by Agent with respect to any Loan referred to in such Note.
Recourse Indebtedness.  Any Indebtedness (whether secured or unsecured) that is recourse to the Borrower or the Trust.  Guaranties with respect to customary exceptions to Non-recourse Indebtedness of Borrower’s Subsidiaries or Unconsolidated Affiliates shall not be deemed to be Recourse Indebtedness; provided that if a claim is made against Borrower or the Trust with respect thereto, the amount so claimed shall be considered Recourse Indebtedness.
Redevelopment Property.  Any Real Estate which is not Under Development and (1) is undergoing a significant Capital Improvement Project and (2) is designated as a Redevelopment Property by Borrower and approved by Agent, such approval not to be unreasonably withheld.
Register.  See §18.2.
REIT Status.  With respect to the Trust, its status as a real estate investment trust as defined in §856(a) of the Code.
Related Fund.  With respect to any Bank which is a fund that invests in loans, any Affiliate of such Bank or any other fund that invests in loans that is managed by the same investment advisor as such Bank or by an Affiliate of such Bank or such investment advisor.
Release.  See §6.18(c)(iii).
Required Banks.  As of any date, any Bank or collection of Banks whose aggregate Commitment Percentage is equal to or greater than sixty-six and two-thirds percent (66.66%); provided that in determining said percentage at any given time, all then existing Defaulting Banks will be disregarded and excluded and the Commitment Percentages of the Banks shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Banks.
Reserve Percentage.  For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D or any successor or similar regulation), if such liabilities were outstanding.  The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
S&P.  Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
SEC.  The federal Securities and Exchange Commission.
Secured Indebtedness.  Indebtedness of a Person that is pursuant to a Capitalized Lease or is directly or indirectly secured by a Lien.
Secured Recourse Indebtedness.  Secured Indebtedness of a Person that is also Recourse Indebtedness.
Short-term Investments.  Investments described in subsections (a) through (g), inclusive, of §8.3.
State.  A state of the United States of America.
Subordinated Debt.  Any subordinated debt which is not Trust Preferred Equity issued by the Trust or the Borrower (or a subsidiary trust created to issue such subordinated debt) (a) which has a minimum remaining term of not less than five (5) years, (b) which is unsecured and which is not guaranteed by any other Person, (c) which imposes no financial tests or covenants or negative covenants of the type set forth in §8 or §9 of this Agreement or the Guaranty or §12.1(p) or (q) of this Agreement (or other covenants, representations or defaults which have the same practical effect thereof) on the Trust, the Borrower or their respective Subsidiaries other than those approved by Agent, (d) pursuant to which all claims and liabilities of the Trust, Borrower and their respective Subsidiaries with respect to the principal and any premium and interest thereon are subordinate to the payment of the principal and any premium and interest thereon of the Borrower, the Trust and their respective Subsidiaries under this Agreement and other Indebtedness which by its terms is not subordinate to or pari passu with such Subordinated Debt on terms acceptable to the Agent, and as to which subordination provisions the Agent and the Banks shall be third party beneficiaries, and (e) which does not violate the terms of §8.11.
Subsidiary.  Any corporation, association, partnership, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding Voting Interests, and shall include all Persons the accounts of which are consolidated with those of such Person in accordance with GAAP.
Subsidiary Guarantor.  Collectively, Ramco Fox River LLC, Ramco Liberty Square LLC, Merchants 450 LLC, Ramco Gaines LLC, Beacon Square Development LLC, RLV West Broward LP, RLV Troy II LP, RLV Orchard LP, RLV Marketplace LP, Boca Mission LP, RLV Winchester Center LP, RLV Cocoa Commons LP, RLV Cypress Point LP, and each Subsidiary of Borrower or the Trust which becomes a Guarantor pursuant to §5.5.

Tax Indemnity Agreement.  That certain Tax Agreement dated as of May 10, 1996 between Atlantic Realty Trust and RPS Realty Trust (now known as the Trust).
Term Base Rate Loans.  The Term Loans bearing interest by reference to the Base Rate.
Term LIBOR Rate Loans.  The Term Loans bearing interest by reference to the LIBOR Rate.
Term Loan or Term Loans.  An individual term loan or the aggregate term loans, as the case may be, in the maximum principal amount of $50,000,000.00 made by the Term Loan Banks hereunder pursuant to §2.2, as the same may be increased as provided in this Agreement.
Term Loan Banks.  Collectively, the Banks which have a Term Loan Commitment, the initial Term Loan Banks being identified on Schedule 1.1 hereto.
Term Loan Commitment.  As to each Term Loan Bank, the amount equal to such Term Loan Bank’s Commitment Percentage of the aggregate principal amount of the Term Loans from time to time outstanding to Borrower.
Term Loan Maturity Date.  May 16, 2020, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.
Term Loan Note.  A promissory note made by the Borrower in favor of a Term Loan Bank in the principal face amount equal to such Term Loan Bank’s Term Loan Commitment, in substantially the form of Exhibit B hereto.
TIF Guaranty.  That certain Guaranty dated as of March 11, 2005 made by Borrower and the Trust in favor of the City of Jacksonville relating to the development by Ramco Jacksonville LLC.
Titled Agents.  The Arranger.
Total Commitment.  The sum of the Commitments of the Banks, as in effect from time to time.  As of the date of this Agreement, the Total Commitment is Fifty Million and No/100 Dollars ($50,000,000.00).  The Total Commitment may increase in accordance with §2.8.
Total Leverage Ratio.  The ratio as of any determination date of Consolidated Total Liabilities to Consolidated Total Adjusted Asset Value.
Trust.  Ramco-Gershenson Properties Trust, a Maryland real estate investment trust.
Trust Preferred Equity.  Any preferred equity interest (and related note) issued by the Trust (or a subsidiary trust created to issue such securities) (a) which has a minimum remaining term of not less than five (5) years (b) which is unsecured and which is not guaranteed by any other Person, (c) which imposes no financial or negative covenants (or other covenants, representations or defaults which have the same practical effect thereof) on the Trust, the Borrower or their respective Subsidiaries, (d) pursuant to which all claims and liabilities of the Trust, Borrower and its Subsidiary with respect thereto are subordinate to the payment of the Obligations of the

Borrower, the Trust and their respective Subsidiaries on terms acceptable to the Agent, and as to which subordination provisions the Agent and the Banks shall be third party beneficiaries, (e) which provides that, upon the non-payment of the note and any dividends or other distributions that are required to be paid or made with respect thereto, the only available remedies to the holders thereof or any trustee or agent acting on their behalf are (x) the assumption of one or more seats on the Board of the Trust and/or (y) the blockage of (A) payments of any dividends or other distributions to the holders of the common shares of the Trust or other securities ranking on a parity with or subordinate to such Trust Preferred Equity, or (B) payments of amounts in redemption of or to repurchase common shares of the Trust or other securities ranking on a parity with or subordinate to such Trust Preferred Equity, and (f) which does not violate the terms of §8.11.
Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.
Unconsolidated Affiliate.  As to any Person, any other Person in which it owns an interest which is not a Subsidiary.
Under Development.  Any Real Estate or phase of a development shall be considered under development until such time as (i) certificates of occupancy permitting occupancy have been obtained for all tenants open for business and in any event for not less than fifty percent (50%) of the gross leasable area of such development or phase (excluding outlots) (it being agreed that Borrower shall receive a credit against such occupancy requirement for any space to be occupied by an anchor that has been conveyed to such anchor) or the Borrower has delivered to the Agent other evidence satisfactory to the Agent indicating that such occupancy of such development is lawful, and (ii) the gross income from the operation of such Real Estate or phase on an accrual basis shall have equaled or exceeded operating costs on an accrual basis for three (3) months.
Unencumbered Borrowing Base Properties.  Unencumbered Borrowing Base Properties shall mean Eligible Real Estate which satisfies all of the conditions set forth in §7.19.  The initial properties designated by Borrower to be Unencumbered Borrowing Base Properties are described on Schedule 6.31 hereto.
Unencumbered Pool Value.  The Unencumbered Pool Value shall be with respect to any Eligible Real Estate included in the Unencumbered Borrowing Base Property, the sum of (i) with respect to each Unencumbered Borrowing Base Property owned by Borrower or one of its Subsidiaries for at least the previous four (4) consecutive fiscal quarters, the aggregate Operating Cash Flow from Eligible Real Estate included in the Unencumbered Borrowing Base Property divided by the Capitalization Rate and (ii) with respect to each Unencumbered Borrowing Base Property owned by Borrower or one of its Subsidiaries and acquired during the prior four (4) consecutive fiscal quarters, the acquisition cost of such Unencumbered Borrowing Base Property determined in accordance with GAAP.  Notwithstanding the foregoing, the Unencumbered Pool Value for an Unencumbered Borrowing Base Property that is a Redevelopment Property shall be the cost incurred for such Unencumbered Borrowing Base Property as determined in accordance with GAAP for a period of up to twenty-four (24) months, which period shall commence upon the date which Agent approves such Unencumbered Borrowing Base Property as a Redevelopment Property.

Unsecured Indebtedness.  As of any date of determination, the sum of (a) the Indebtedness of the Borrower, the Trust and their respective Subsidiaries outstanding at any time which is not Secured Indebtedness plus (b) the amount by which the portion of the aggregate Secured Recourse Indebtedness of the Borrower, the Trust and their Subsidiaries exceeds the lesser of (i) $150,000,000.00 and (ii) ten percent (10%) of Consolidated Total Adjusted Asset Value.  For the purposes of this definition, the amount of any contingent obligation of the type described in clause (c) of the definition of Indebtedness shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by Borrower in good faith and reasonably approved by Agent.  Guaranties with respect to customary exceptions to Non-recourse Indebtedness of Borrower’s Subsidiaries or Unconsolidated Affiliates shall not be deemed to be Unsecured Indebtedness; provided that if a claim is made against Borrower or the Trust with respect thereto, the amount so claimed shall be considered Unsecured Indebtedness.  Unsecured Indebtedness shall not include Subordinated Debt or accounts payable paid in the ordinary course of business.
Variable Rate Debt.  Indebtedness that is payable by reference to a rate of interest that may vary, float or change during the term of such Indebtedness (that is, a rate of interest that is not fixed for the entire term of such Indebtedness).
Voting Interests.  Stock or similar ownership interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, trust or other business entity involved, or (b) to control, manage, or conduct the business of the corporation, partnership, association, trust or other business entity involved.
Wholly Owned Subsidiary.  Any Subsidiary of Borrower or the Trust in which all of the equity interests (other than in the case of a corporation, director’s qualifying shares) are at the time directly or indirectly owned by Borrower or the Trust.
§1.2.    Rules of Interpretation.
(a)    A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b)    The singular includes the plural and the plural includes the singular.
(c)    A reference to any law includes any amendment or modification to such law.
(d)    A reference to any Person includes its permitted successors and permitted assigns.

(e)    Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f)    The words “include”, “includes” and “including” are not limiting.
(g)    The words “approval” and “approved”, as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.
(h)    All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of  Michigan, have the meanings assigned to them therein.
(i)    Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.
(j)    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(k)    In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or Agent, the Borrower, the Guarantors, the Agent and the Banks shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Banks in their good faith judgment.  Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Banks, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.
(l)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Trust or any of its Subsidiaries at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
§2.    THE CREDIT FACILITY.
§2.1.    Intentionally Deleted.
§2.2.    Commitment to Lend Term Loan.  Subject to the terms and conditions set forth in this Agreement, each of the Term Loan Banks severally agrees to lend to Borrower on the Closing Date such Term Loan Bank’s Term Loan Commitment.  Any additional Term Loans made as a result of any increase in the Total Commitment pursuant to §2.8 shall be made on the applicable Commitment Increase Date and each Bank which elects to increase its Term Loan Commitment pursuant to §2.8 severally and not jointly agrees to make a Term Loan to the Borrower in an amount equal to (a) with respect to any existing Bank, the amount by which such Term Loan Bank’s Commitment increases on the applicable Commitment Increase Date and (b) with respect to any new Banks, the amount of such new Bank’s Term Loan Commitment.
§2.3.    Intentionally Deleted.
§2.4.    Interest on Loans.
(a)    Each Term Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Base Rate Loan is repaid or is converted to a Term LIBOR Rate Loan at a rate per annum equal to the sum of the Applicable Margin for Term Base Rate Loans plus the Base Rate.
(b)    Each Term LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term LIBOR Rate Loan is repaid or is converted to a Term Base Rate Loan at the rate per annum equal to the sum of the Applicable Margin for Term LIBOR Rate Loans plus the LIBOR Rate determined for such Interest Period.
(c)    The Borrower promises to pay interest on each Loan to it in arrears on each Interest Payment Date with respect thereto.
(d)    Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.
§2.5.    Intentionally Deleted.
§2.6.    Funds for Loans.
(a)    Not later than 11:00 a.m. (New York time) on the proposed Drawdown Date of the Term Loans, each of the Term Loan Banks, as applicable, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Bank’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.2.  Upon receipt from each such Bank of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of Term Loans, made available to the Agent by the Term Loan Banks, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office or by transferring such amount to an account designated by Borrower.  The failure or refusal of any Term Loan Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Term Loan Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank’s Commitment Percentage of any requested Loans.  Agent shall notify each of the Term Loan Banks no later than 2:00 p.m. (New York time) one (1) Business Day prior to the proposed Drawdown Date of such Bank’s Commitment Percentage of the amount of the requested Loans which will be made available by such Bank to the Agent on the Drawdown Date.
(b)    Unless the Agent shall have been notified by any Bank prior to the applicable Drawdown Date that such Bank will not make available to the Agent such Bank’s pro rata share of a proposed Loan, the Agent may in its discretion assume that such Bank has made such share of the proposed Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrower, and such Bank shall be liable to the Agent for the amount of such advance.  If such Bank does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Bank at the Federal Funds Effective Rate.
§2.7.    Intentionally Deleted.
§2.8.    Increase of Term Loan Commitment.
(a)    Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, by giving written notice to the Agent (the “Increase Notice”), subject to the terms and conditions set forth in this Agreement, to increase the Total Commitment, each in increments of $5,000,000.00 by an aggregate amount of increases to the Total Commitment of up to $25,000,000 (the amount of the requested increase to be set forth in the Increase Notice) (which would result in a maximum Total Commitment of $75,000,000).  The execution and delivery of the Increase Notice by Borrower shall constitute a representation and warranty by the Borrower that all the conditions set forth in this §2.8 shall have been satisfied on the date of such Increase Notice.  Each advance of the additional Commitment may, with the approval of Agent and Borrower, bear interest at a different interest rate (including, without limitation, by reference to a different Applicable Margin) agreed to by Borrower, Agent and the Banks making such additional Commitment.
(b)    The obligation of the Agent and the Term Loan Banks to increase the Total Commitment pursuant to this §2.8 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment.
(i)    Payment of Activation Fee.  The Borrower shall pay to the Agent those fees described in and contemplated by the Agreement Regarding Fees referred to in §4.2 with respect to the applicable increase and to the Agent such fees as Agent and the Term Loan Banks, acquiring such increase may require to increase the aggregate Term Loan Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances.  The Agent shall pay to the Banks acquiring the increased Term Loan Commitment certain fees pursuant to their separate agreement; and
(ii)    No Default.  On the date such Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Term Loan Commitment is increased, there shall exist no Default or Event of Default; and
(iii)    Representations and Warranties.  The representations and warranties made by the Borrower or Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, Guarantors or any of their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects, when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Term Loan Commitment is increased, both immediately before and after the Total Commitment is increased; and
(iv)    Additional Documents and Fees.  The Borrower shall also execute and deliver to Agent and the Banks such additional documents, instruments, certifications and opinions as the Agent may require in its sole and absolute discretion, including, without limitation, replacement Notes, any customary amendments to the Loan Documents as Agent may reasonably deem necessary or appropriate, and a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase, as Agent may request (including demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase).  The Banks authorize Agent to enter into on behalf of the Banks such amendments to this Agreement and the other Loan Documents as Agent deems necessary or appropriate to document any increase in the Total Commitment (including, without limitation, such changes as may be necessary or appropriate to reflect the interest rate applicable to such increased portion of the Commitment); and

(v)    Assignments.  One or more Term Loan Banks, or potential assignees reasonably acceptable to Agent shall have agreed to acquire the portion of the Term Loan Commitment that Borrower desires to activate, provided, however, no Bank (including, specifically, but without limitation, Capital One) shall be obligated to acquire such increase without the express written consent of such Bank, which consent may be withheld in such Bank’s sole and absolute discretion.  The allocation of any such increase shall be reasonably acceptable to the Agent; and
(vi)    Other.  The Borrower shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.
(c)    Upon satisfaction of the terms and conditions set forth above, the amount set forth in the Increase Notice shall become part of the Term Loan Commitment and shall be funded by the Term Loan Bank or Banks acquiring such Term Loan Commitment to the Agent for disbursement to the Borrower.  The Agent may unilaterally amend Schedule 1.1 to reflect any such increase in the Total Commitment.
§2.9.    Intentionally Deleted.
§2.10.    Intentionally Deleted.
§2.11.    Evidence of Debt.  The indebtedness of the Borrower resulting from the Loans made by each Bank from time to time shall be evidenced by one or more accounts or records maintained by such Bank and the Agent in the ordinary course of business, including, without limitation, the amounts of principal and interest payable and paid to such Bank from time to time hereunder.  The Borrower hereby irrevocably authorizes Agent and the Banks to make, or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment thereof, an appropriate notation on Agent’s and the Bank’s records reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The Agent shall maintain accounts or records in accordance with its usual practice in which it shall record:  (i) the date and the amount of each Loan made hereunder, the Type of Loan and, if appropriate, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Bank’s share thereof.  The accounts or records maintained by the Agent and each Bank shall be prima facie evidence of the existence and amounts of the Obligations recorded therein and shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder or under the Notes, if any, to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  The Borrower agrees that upon the request of any Bank made through the Agent (whether for purposes of pledge, enforcement or otherwise), the Borrower shall promptly execute and deliver to such Bank (through the Agent) a Term Loan Note payable to the order of such Bank, which shall evidence such Bank’s Loans in addition to such accounts or records.  Each Bank may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
§3.    REPAYMENT OF THE LOANS.
§3.1.    Stated Maturity.  The Borrower promises to pay on the Term Loan Maturity Date and there shall become absolutely due and payable on the Term Loan Maturity Date all of the Term Loans Outstanding on such date, together with any and all accrued and unpaid interest thereon.
§3.2.    Mandatory Prepayments.  If at any time the sum of the aggregate of the Outstanding Unsecured Indebtedness of the Trust, the Borrower and their Subsidiaries (including, without limitation, the Outstanding Loans) exceed the Borrowing Base Availability, the Borrower shall immediately upon demand pay the amount of such excess, at its choice, either to reduce such Unsecured Indebtedness or to the Agent for the account of the Term Loan Banks for application to the Term Loans.
§3.3.    Optional Prepayments.  The Borrower shall have the right, at its election, to prepay the outstanding amount of the applicable Loans, as a whole or in part, at any time together with a prepayment premium in respect of the principal amount of such Loans so prepaid in an amount equal to (i) three percent (3%) of such principal amount for any prepayment made on or before May 16, 2014, (ii) two percent (2%) of such principal amount for any prepayment made after May 16, 2014 and on or before on or before May 16, 2015, and (iii) one percent (1%) of such principal amount of any prepayment made after May 16, 2015 and on or before May 16, 2016 (the “Prepayment Consideration”).  No prepayment premium shall be required pursuant to this paragraph in respect of any prepayment of such Loans made on or after May 16, 2016; provided, that if any full or partial prepayment of the outstanding amount of any LIBOR Rate Loan is made other than on the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.  The Borrower shall give the Agent, no later than 10:00 a.m., New York time, at least five (5) Business Days’ prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of payment of Loans and the principal amount to be paid.  Borrower acknowledges that the Prepayment Consideration is bargained for consideration and is not a penalty.  Borrower recognizes that Banks would incur substantial additional costs and expense in the event of a prepayment of the Loans and that the Prepayment Consideration compensates Banks for such costs and expenses (including, without limitation, the loss of Banks’ investment opportunity during the period from the prepayment date until the Term Loan Maturity Date).  Borrower agrees that Banks shall not, as a condition to receiving the Prepayment Consideration, be obligated to actually reinvest the amount prepaid in any obligation or in any other manner whatsoever.  If, following the occurrence of any Event of Default, Borrower shall tender payment of an amount sufficient to satisfy the Loans on or before May 16, 2016, such tender by Borrower shall be deemed to be a voluntary prepayment in the amount tendered and in such case Borrower shall also pay to Banks, with respect to the amount tendered, the applicable

Prepayment Consideration.  Agent shall not be obligated to accept any such tender unless it is accompanied by all Prepayment Consideration due in connection therewith.
§3.4.    Partial Prepayments.  Each prepayment under §3.2 shall be applied to the Loans and, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans.  Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by the Borrower, first to the principal of the Base Rate Loans in accordance with each Bank’s Commitment Percentage of such Loans and then to the principal of the LIBOR Rate Loans in accordance with each Bank’s Commitment Percentage of such Loans.
§3.5.    Effect of Prepayments.  Any portion of the Term Loans that is repaid or prepaid may not be reborrowed.
§4.    CERTAIN GENERAL PROVISIONS.
§4.1.    Conversion Options.
(a)    The Borrower may elect from time to time to convert any of its outstanding Term Loans from Base Rate Loans to LIBOR Rate Loans or vice versa and such Term Loan shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof and, after giving effect to the making of or conversion of such Loan there shall be no more than twelve (12) Term LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of the outstanding Term Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Term Base Rate Loan in an aggregate principal amount of less than $500,000 or a Term LIBOR Rate Loan in an aggregate principal amount of less than $500,000 and that the aggregate principal amount of each Loan shall be in an integral multiple of $100,000.  On the date on which such conversion is being made, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)    Any Term Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1(a); provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.
(c)    In the event that the Borrower does not notify the Agent of its election hereunder with respect to any Loan to it, such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.
§4.2.    Commitment and Syndication Fee.  The Borrower shall pay to Capital One and Arranger certain fees for services rendered or to be rendered in connection with the Loan as provided pursuant to the Agreement Regarding Fees dated of even date herewith between the Borrower and Capital One.
§4.3.    Agent’s Fee.  The Borrower will pay to Agent, for the Agent’s own account, an annual Agent’s Fee calculated at the rate, and payable at such times as are, set forth in the Agreement Regarding Fees referred to in §4.2.
§4.4.    Funds for Payments.
(c)    All payments of principal, interest, unused facility fees, Agent’s fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, as the case may be, at the Agent’s Head Office, not later than 1:00 p.m. (New York time) on the day when due, in each case in lawful money of the United States in immediately available funds.  The Agent is hereby authorized to charge the accounts of the Borrower with Capital One designated by the Borrower, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Banks under the Loan Documents.
(d)    All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes (other than any Excluded FATCA Tax), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.
(e)    Each Bank shall provide the Borrower and Agent with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Bank, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Bank; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrower of its obligations under §4.4(b). Each Bank shall deliver photocopies of such forms or other appropriate certifications on or before the date that any such form shall expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower for the Agent. Any Bank which sells a participation in any of its Commitments shall be required to obtain such forms from any participant, and shall be required to withhold any amounts from such participant as required by the Code or Treasury Regulations issued pursuant thereto. If any governmental authority asserts that the Agent or Borrower (as to Borrower, with respect to Excluded FATCA Taxes only) did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Bank, such Bank shall indemnify the Agent and/or Borrower (as to Borrower, with respect to Excluded FATCA Taxes only) therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent or by the Borrower (as to Borrower, with respect to Excluded FATCA Taxes only) under this section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent and Borrower (as to Borrower, with respect to Excluded FATCA Taxes only). The obligation of the Banks under this section shall survive the termination of the Commitments, repayment of all Obligations and all the resignation or replacement of the Agent. Without limitation of §4.4(b), if a payment made to a Bank under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting and document provision requirements of FATCA (including those contained in § 1741(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by either, such documentation prescribed by applicable law (including as prescribed by § 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and/or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine that such Bank has or has not complied with such Bank obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.
§4.5.    Computations.

(a)    All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.  Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, then the Borrower, the Agent, or the Lenders determine that (i) the ratio of Consolidated Total Liabilities to Consolidated Total Adjusted Asset Value as calculated by the Trust and the Borrower as of any applicable date was inaccurate in any material respect and (ii) a proper calculation of the ratio of Consolidated Total Liabilities to Consolidated Total Adjusted Asset Value would have resulted in higher pricing for such period, then Borrower shall immediately and retroactively be obligated to pay to Agent for the account of the applicable Lenders within three (3) Business Days after demand by Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Agent or any Lender, as the case may be, under §4.12 or under Article XII.
§4.6.    Suspension of LIBOR Rate Loans.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate for such Interest Period, or the Agent shall reasonably determine that the LIBOR Rate will not adequately and fairly reflect the cost to the Banks of making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks.  In such event each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.
§4.7.    Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Bank or its LIBOR Lending Office shall assert that it is unlawful, for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Banks to make LIBOR Rate Loans or convert Loans of another type to LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.
§4.8.    Additional Interest.  If any LIBOR Rate Loan or any portion thereof is repaid, or converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the Banks in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, any amounts required to compensate the Banks for any losses, costs or expenses which may reasonably be incurred as a result of such payment, reapportionment or conversion.
§4.9.    Additional Costs, Etc.  Notwithstanding anything herein to the contrary, if any present or future applicable law, or any amendment or modification of present applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and legally binding interpretations thereof by any competent court or by any governmental or other regulatory body or official with appropriate jurisdiction charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
(a)    subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Bank’s Commitment, or the Loans (other than taxes based upon or measured by the income or profits or gross receipts of such Bank or the Agent), or
(b)    materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank under this Agreement or the other Loan Documents, or
(c)    impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or
(d)    impose on any Bank or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Bank’s Commitment, or any class of loans or commitments of which any of the Loans or such Bank’s Commitment forms a part; and the result of any of the foregoing is

(i)    to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank’s Commitment, or
(ii)    to reduce the amount of principal, interest or other amount payable to such Bank or the Agent hereunder on account of such Bank’s Commitment or any of the Loans, or
(iii)    to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will within fifteen (15) days after demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as such Bank or the Agent shall determine in good faith to be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum.  Each Bank and the Agent in determining such amounts may use any reasonable averaging and attribution methods, generally applied by such Bank or the Agent.  For purposes of §4.9 and §4.10, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.10.    Capital Adequacy.  If after the date hereof any Bank determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Bank or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Bank’s or such holding company’s capital as a consequence of such Bank’s commitment to make Loans hereunder to a level below that which such Bank or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Bank to be material, then such Bank may notify the Borrower thereof.  The Borrower agrees to pay to such Bank the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Bank of a statement of the amount and setting forth such Bank’s calculation thereof.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

§4.11.    Indemnity of Borrower.  The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, or (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Conversion Request.
§4.12.    Interest on Overdue Amounts; Late Charge.  Overdue principal on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents (other than interest on the Loans) shall, following the expiration of any applicable cure period expressly provided for in this Agreement, bear interest payable on demand at a rate per annum equal to two percent (2.0%) above the rate that would otherwise be applicable at such time until such amount shall be paid in full (after as well as before judgment).  Overdue interest on the Loans shall, following the expiration of any applicable cure period expressly provided for in this Agreement, bear interest payable on demand at a rate equal to the lesser of (i) a per annum rate equal to two percent (2.0%) above the rate that would otherwise be applicable at such time or (ii) the maximum annual rate of interest permitted by applicable law until such amount shall be paid in full (after as well as before judgment), provided that in no event shall such rate exceed ten percent (10%) per annum.  In addition, the Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the Loan Documents, which is not paid by the Borrower within fifteen (15) days after the same shall become due and payable.
§4.13.    Certificate.  A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive in the absence of manifest error.
§4.14.    Limitation on Interest.  Notwithstanding anything in this Agreement to the contrary, all agreements between the Borrower and the Banks and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Banks exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Banks in excess of the maximum lawful amount, the interest payable to the Banks shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Banks shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the Borrower and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the Borrower, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Banks shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the Borrower (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This section shall control all agreements between the Borrower and the Banks and the Agent.
§4.15.    Intentionally Deleted.
§4.16.    Intentionally Deleted.
§5.    UNSECURED OBLIGATIONS; GUARANTY.
§5.1.    Unsecured Obligations.  The Banks have agreed to make the Loans to the Borrower for the account of the Borrower on an unsecured basis.  The Obligations shall be guaranteed pursuant to the terms of the Guaranty.
§5.2.    New Guarantors.
(a)    Requirement to Become Guarantor.  In the event that any Wholly Owned Subsidiary of Borrower or the Trust, whether presently existing or hereafter formed or acquired, which is not a Guarantor at such time, shall own or be the lessee under a Ground Lease of an Unencumbered Borrowing Base Property or otherwise have a leasehold or other interest in an Unencumbered Borrowing Base Property, then Borrower shall cause such Subsidiary to execute and deliver to the Agent each of the following items, each in form and substance satisfactory to the Agent:  (i) a Joinder Agreement and (ii) the items that would have been delivered under §10.2 through §10.5 if such Subsidiary had been a Guarantor as of the date hereof.  The organizational agreements of each such Subsidiary created after the Closing Date shall specifically authorize each such Subsidiary to guarantee the Obligations.
(b)    Release of a Guarantor.  The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Guarantor from the Guaranty so long as:  (i) no Default or Event of Default shall then be in existence or would occur as a result of such release; (ii) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release; (iii) Borrower shall deliver to Agent evidence reasonably satisfactory to Agent either that (A) the Trust and/or the Borrower has disposed of or simultaneously with such release will dispose of its entire interest in such Guarantor or that all of the assets of such Guarantor will be disposed of in compliance with the terms of this Agreement, and if such transaction involves the disposition by such Guarantor of all of its assets, the net cash proceeds from such disposition are being distributed to the Trust and/or the Borrower in connection with such disposition, (B) such Guarantor will be the borrower with respect to Secured Indebtedness permitted under this Agreement, which Indebtedness will be secured by a Lien on the assets of such Guarantor, or (C) the Trust and/or the Borrower has contributed or simultaneously with such release will contribute its entire direct or indirect interest in such Guarantor to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly Owned Subsidiary or that such Guarantor will be contributing all of its assets to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly Owned Subsidiary in compliance with the terms of this Agreement.

Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.  Notwithstanding the foregoing, the foregoing provisions shall not apply to the Trust, which may only be released upon the written approval of Agent and all of the Banks.
§6.    REPRESENTATIONS AND WARRANTIES OF THE TRUST AND THE BORROWER.
The Borrower and the Trust, jointly and severally, represent and warrant to the Agent and the Banks as follows.

§6.1.    Corporate Authority, Etc.
(a)    Incorporation; Good Standing.  The Borrower is a Delaware limited partnership duly organized pursuant to its first amended and restated limited partnership agreement dated May 10, 1996, as amended by amendments one through twenty-six, and a Certificate of Limited Partnership and amendments thereto filed with the Secretary of the State of Delaware and is validly existing and in good standing under the laws of the State of Delaware.  The Trust is a Maryland real estate investment trust duly organized pursuant to its trust declaration dated October 2, 1997, as amended and supplemented, and a Certificate of Trust filed with the Secretary of the State of Maryland and is validly existing and in good standing under the laws of the State of Maryland.  Each Subsidiary Guarantor is a limited partnership, limited liability company or other entity duly organized and validly existing and in good standing under the laws of its respective State of organization.  Each of the Borrower and the Guarantors (i) has all requisite power to own its respective property and conduct its respective business as now conducted and as presently contemplated, and (ii) as to the Borrower and the Guarantors are in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Unencumbered Borrowing Base Properties are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a materially adverse effect on the business, assets or financial condition of such Person.  The Trust is a real estate investment trust in full compliance with and entitled to the benefits of §856 of the Code, and has elected to be treated as a real estate investment trust pursuant to the Code.
(b)    Subsidiaries.  Each of the Subsidiaries of the Borrower and the Trust (i) is a corporation, limited partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where Real Estate held by it is located and in each other jurisdiction where a failure to be so qualified could have a materially adverse effect on the business, assets or financial condition of the Borrower, the Trust, or such Subsidiary.

(c)    Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower, the Guarantors or any of their respective Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the articles of incorporation, partnership agreement, declaration of trust or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person.
(f)    Enforceability.  The execution and delivery of this Agreement and the other Loan Documents to which the Borrower, the Guarantors or any of their respective Subsidiaries is or is to become a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
§6.2.    Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower, the Guarantors or any of their respective Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.
§6.3.    Title to Properties; Lease.  The Borrower, the Guarantors and their respective Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and the Trust as of the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.
§6.4.    Financial Statements.  The Borrower has delivered to each of the Banks: (a) the consolidated balance sheet of the Trust and its respective Subsidiaries as of the Balance Sheet Date, and (b) certain other financial information relating to the Borrower, the Guarantors, the Unencumbered Borrowing Base Properties and the Real Estate.  Such balance sheet and other information have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower, the Guarantors and their respective Subsidiaries as of such dates and the results of the operations of the Borrower, the Guarantors, their respective Subsidiaries and the Unencumbered Borrowing Base Properties for such periods.  There are no liabilities, contingent or otherwise, of the Borrower, the Guarantors or any of their respective Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.
§6.5.    No Material Changes.  Since the Balance Sheet Date, there has occurred no materially adverse change in the financial condition or business of the Borrower, the Guarantors, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Borrower and the Trust as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of such Person.  The Borrower hereby discloses that it is in the process of marketing the properties described on Schedule 6.5 hereto.
§6.6.    Franchises, Patents, Copyrights, Etc.  The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.  Except as stated on Schedule 6.6 hereto, none of the Unencumbered Borrowing Base Properties is owned or operated by Borrower or its Subsidiaries under or by reference to any trademark, trade name, service mark or logo.
§6.7.    Litigation.  Except as stated on Schedule 6.7 there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of such person threatened against the Borrower, the Guarantors or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of such Person or materially impair the right of such Person to carry on business substantially as now conducted by it, or result in any liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of such Person, or which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien or security interest created or intended to be created pursuant hereto or thereto, or which will adversely affect the ability of the Borrower or the Guarantors to pay and perform the Obligations in the manner contemplated by this Agreement and the other Loan Documents.  Except as set forth on Schedule 6.7 , as of the date of this Agreement, there are no judgments outstanding against or adversely affecting any of the Borrower, the Guarantors or any of their respective Subsidiaries.
§6.8.    No Materially Adverse Contracts, Etc.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of such Person.  None of the Borrower, the Guarantors nor any of their respective Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the partners or officers of such Person, to have any materially adverse effect on the business of any of them.

§6.9.    Compliance with Other Instruments, Laws, Etc.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of such Person.
§6.10.    Tax Status.  The Borrower, the Guarantors and each of their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Except as noted in item 3 on Schedule 6.7 hereto, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the partners or officers of such Person know of no basis for any such claim.  There are no audits pending or to the knowledge of the Borrower threatened with respect to any tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries.
§6.11.    No Event of Default.  No Default or Event of Default has occurred and is continuing.
§6.12.    Investment Company Acts.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is or after giving effect to any Loan will be, subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.
§6.13.    Absence of UCC Financing Statements, Etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of the Borrower, the Guarantors or any of their respective Subsidiaries or rights thereunder.
§6.14.    Intentionally Deleted.
§6.15.    Certain Transactions.  Except as set forth on Schedule 6.15, none of the officers, trustees, directors, or employees of the Borrower, the Guarantors or any of their respective Subsidiaries is a party to any transaction with either or both of the Borrower, any Guarantor or any of their respective Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, trustee, director or such employee or, to the knowledge of the Borrower, the Guarantor, or any corporation, partnership, trust or other entity in which any officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
§6.16.    Employee Benefit Plans.  The Borrower, the Guarantors and each ERISA Affiliate have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.  Neither the Borrower, the Guarantors nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  None of the Real Estate constitutes a “plan asset” within the meaning of ERISA.
§6.17.    Regulations T, U and X.  No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R.  Parts 220, 221 and 224.  Neither the Borrower nor any Guarantor is engaged, and neither the Borrower nor any Guarantor will engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.
§6.18.    Environmental Compliance.  The Borrower and the Trust each has taken all commercially reasonable steps to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and, based upon such investigation makes the following representations and warranties except as specifically set forth in the written environmental reports provided to the Agent on or before the date hereof or as set forth on Schedule 6.18 hereto.
(a)    With respect to the Unencumbered Borrowing Base Properties, and to the best of the Borrower’s and the Trust’s knowledge with respect to any other Real Estate, none of the Borrower, the Guarantors or their respective Subsidiaries or any operator of the Real Estate, or any operations thereon is in violation, or alleged violation, in any material respect of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to the environment

(hereinafter “Environmental Laws”), which violation involves (i) any of the Unencumbered Borrowing Base Properties or (ii) other Real Estate and would have a material adverse effect on the business, assets or financial condition of the Borrower, any Guarantor or any of their respective Subsidiaries.
(b)    None of the Borrower, the Guarantors or any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.
(c)    With respect to the Unencumbered Borrowing Base Properties, and to the best of the Borrower’s and the Trust’s knowledge with respect to any other Real Estate, (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws in all material respects, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by either the Borrower, the Guarantors, their Subsidiaries or the operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of business and in accordance with applicable Environmental Laws in all material respects; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from any of the Real Estate, or, to the best of the Borrower’s or the Trust’s knowledge, on, upon, into or from the other properties of the Borrower, the Guarantors or their respective Subsidiaries, which Release would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrower’s or the Trust’s knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site only by carriers having an identification number issued by the EPA or approved by a state or local environmental regulatory authority having jurisdiction regarding the transportation of such substance and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under all applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s or the Trust’s knowledge, operating in compliance with such permits and applicable Environmental Laws.
(d)    None of the Borrower, the Guarantors, their respective Subsidiaries, or the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby.
§6.19.    Subsidiaries and Unconsolidated Affiliates.  Schedule 6.19 sets forth all of the Subsidiaries and Unconsolidated Affiliates of the Borrower and the Trust.  The form and jurisdiction of organization of each of the Subsidiaries and Unconsolidated Affiliates, and the Borrower’s and the Trust’s ownership interest therein, is set forth in said Schedule 6.19 .
§6.20.    Loan Documents.  All of the representations and warranties made by or on behalf of the Borrower, the Guarantors, and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Banks pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower, the Guarantors nor any of their respective Subsidiaries has failed to disclose such information as is necessary to make such representations and warranties not misleading.
§6.21.    Property.  All of the Borrower’s, the Guarantors’ and their respective Subsidiaries’ Real Estate is in good condition and working order subject to ordinary wear and tear, except where such failure would not individually or in the aggregate have any material adverse affect on the business or financial condition of the Borrower or any Guarantor.  There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of the Borrower, the Guarantors or any of their respective Subsidiaries which are payable by the Borrower, the Guarantors or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet due and payable or are being protested as permitted by this Agreement).  There are no pending eminent domain proceedings against any property of the Borrower, the Guarantors or any of their respective Subsidiaries or any part thereof, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any taking authority which may individually or in the aggregate have any materially adverse effect on the business or financial condition of the Borrower or any Guarantor.  None of the property of the Borrower, the Guarantors or any of their respective Subsidiaries is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would have any materially adverse effect on the business or financial condition of the Borrower or any Guarantor.

§6.22.    Brokers.  None of the Borrower, the Guarantors or any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.
§6.23.    Other Debt.  Except as set forth on Schedule 6.23 hereto, none of the Borrower, the Guarantors or any of their respective Subsidiaries is in default of the payment of any Indebtedness or any other agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party.  Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or such Guarantor.  The Borrower, the Guarantor has provided to the Agent a schedule, and upon the request of the Agent will provide copies, of all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower, the Guarantors or their respective properties and entered into by the Borrower or any Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor.
§6.24.    Solvency.  As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower, the Guarantors nor any of their Subsidiaries is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, such Person is able to pay its debts as they become due, and such Person has sufficient capital to carry on its business.
§6.25.    Contribution Agreement.  Borrower has delivered to the Agent a true, correct and complete copy of the Contribution Agreement.  The Contribution Agreement is in full force and effect in accordance with its terms, there are no material claims resulting from non-performance of the terms thereof or otherwise or any basis for a material claim by any party to the Contribution Agreement, nor has there been any waiver of any material terms thereunder.
§6.26.    No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
§6.27.    Transaction in Best Interests of Borrower; Consideration.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, the Guarantors, each of their respective Subsidiaries and the creditors of such Persons.  The direct and indirect benefits to inure to the Borrower, the Guarantors and each of their respective Subsidiaries  pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and each of their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of the Guarantors to guaranty the Loan, Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower and its Subsidiaries to have available financing to refinance existing indebtedness and to conduct and expand their business.
§6.28.    Partners and the Trust.  The Trust is the sole general partner of the Borrower and owns a 1% general partnership interest and as of the Closing Date not less than a 90% limited partnership interest in the Borrower.  The Trust owns no assets other than its interest in the Borrower as a general partner and limited partner, cash, Short-term Investments and the property described in Schedule 6.29 hereto.
§6.29.    Tax Indemnity Agreement.  The Tax Indemnity Agreement has not been voluntarily terminated by Borrower or the Trust and there has been no waiver of any material terms thereunder by Borrower or the Trust.
§6.30.    Embargoed Persons.  None of the Borrower, the Guarantors or their respective Subsidiaries, are (and none of the Borrower, the Guarantors or their respective Subsidiaries will be) a Person named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby agrees to provide to the Banks any additional information that a Bank deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.
§6.31.    Unencumbered Borrowing Base Properties.  As of the Closing Date, Schedule 6.31 is a correct and complete list of all Unencumbered Borrowing Base Properties.  Each of the Unencumbered Borrowing Base Properties included by the Borrower in calculation of the compliance of the covenants set forth in §9 satisfies all of the requirements contained in this Agreement for the same to be included therein.
§7.    AFFIRMATIVE COVENANTS OF THE TRUST AND THE BORROWER.
The Trust (to the extent hereinafter provided) and the Borrower covenant and agree that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans:

§7.1.    Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes as well as all other sums owing pursuant to the Loan Documents.
§7.2.    Maintenance of Office.  The Borrower will maintain its chief executive office at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan, 48334, or at such other place in the United States of America as the Borrower shall designate upon prior written notice to the Agent and the Banks, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.
§7.3.    Records and Accounts.  The Borrower and the Trust will (a) keep, and cause each of their respective Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves.  Neither the Borrower nor the Guarantors nor any of their respective Subsidiaries shall, without the prior written consent of the Majority Banks, (x) make any material changes to the accounting principles used by such Person in preparing the financial statements and other information described in §6.4 except as required by GAAP or (y) change its fiscal year.
§7.4.    Financial Statements, Certificates and Information.  The Borrower and the Trust will deliver or cause to be delivered to each of the Banks:
(a)    as soon as practicable, but in any event not later than one hundred (100) days after the end of each fiscal year of the Trust, the audited Consolidated balance sheet of the Trust and its Subsidiaries at the end of such year, and the related audited Consolidated statements of income, changes in shareholder’s equity and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an auditor’s report prepared without qualification by Grant Thornton LLP, or by another nationally recognized accounting firm, the Form 10-K of the Trust filed with the SEC (unless the SEC has approved an extension, in which event the Trust will deliver to the Agent and each of the Banks a copy of the Form 10-K simultaneously with delivery to the SEC), and any other information the Banks may need to complete a financial analysis of the Trust and its Subsidiaries;
(b)    as soon as practicable, but in any event not later than fifty-five (55) days after the end of each of the first three (3) fiscal quarters of the Borrower and the Trust, respectively, copies of the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries and the Trust and its Subsidiaries, respectively, as at the end of such quarter, and the related unaudited Consolidated statements of income, changes in shareholder’s equity and cash flows for the portion of the Borrower’s and the Trust’s, respectively, fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (which, as to the Trust, may be provided by inclusion in the Form 10-Q of the Trust for such period provided pursuant to subsection (c) below), together with a certification by the principal financial or accounting officer of the Borrower and the Trust, respectively, that the information contained in such financial statements fairly presents the financial position of such Person and its Subsidiaries on the date thereof (subject to year-end adjustments); provided , however , that unless otherwise requested by the Agent or the Majority Banks, the Borrower shall not be required to deliver the balance sheets, statements or other matters required by this §7.4(b) to the extent the same are incorporated in the balance sheets, statements and other matters delivered to the Banks by the Trust;

(c)    as soon as practicable, but in any event not later than fifty-five (55) days after the end of each of the first three (3) fiscal quarters of the Trust in each year, copies of Form 10-Q filed with the SEC (unless the SEC has approved an extension in which event the Trust will deliver such copies of the Form 10-Q to the Agent and each of the Banks simultaneously with delivery to the SEC);
(d)    as soon as practicable, but in any event not later than fifty-five (55) days after the end of the first three (3) fiscal quarters of the Borrower, copies of a Consolidated statement of Operating Cash Flow for such fiscal quarter for the Borrower and its Subsidiaries and a statement of Operating Cash Flow for such fiscal quarter for the Borrower and the Unencumbered Borrowing Base Properties, prepared on a basis consistent with the statement furnished pursuant to §6.4 together with a certification by the chief financial or chief accounting officer of the general partner of the Borrower, that the information contained in such statement fairly presents the Operating Cash Flow of the Borrower and its Subsidiaries and the Unencumbered Borrowing Base Properties for such period;
(e)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the principal financial or accounting officer of Trust and of the general partner of the Borrower in the form of Exhibit I hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance with the covenants contained in §8.1, §8.3, §8.7, §8.9, §9 and the other covenants described therein, and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date.  With each Compliance Certificate, the Borrower shall also deliver a certificate (a “Borrowing Base Property Certificate”) executed by the chief financial officer of the general partner of the Borrower that lists each of the Unencumbered Borrowing Base Properties, and certifies that all Unencumbered Borrowing Base Properties so listed fully qualify as such under the applicable criteria in this Agreement, lists any additions or removals of Unencumbered Borrowing Base Properties during such accounting period, as appropriate, and includes such information as Agent may reasonably require to determine the economic and physical occupancy of said Unencumbered Borrowing Base Properties and the aggregate Borrowing Base Availability and the Operating Cash Flow from such Unencumbered Borrowing Base Properties during such period;
(f)    contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of the Trust or the partners of the Borrower;
(g)    [Intentionally Deleted];
(h)    [Intentionally Deleted];
(i)    [Intentionally Deleted];

(j)    [Intentionally Deleted];
(k)    promptly after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and the Trust;
(l)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, each of the following with respect to each acquisition of an interest in a Subsidiary: (i) the name and structure of the Subsidiary, (ii) a description of the property owned by such Subsidiary, and (iii) such other information as the Agent may reasonably request;
(m)    simultaneously with the delivery of the financial statement referred to in subsection (a) above, a statement (i) listing the Real Estate owned by the Borrower, the Guarantors or their respective Subsidiaries and Unconsolidated Affiliates (or in which the Borrower, the Guarantors or their respective Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of the Borrower, the Guarantors or their respective Subsidiaries and Unconsolidated Affiliates (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of the Borrower, the Guarantors or their respective Subsidiaries or Unconsolidated Affiliates which are under “development” (as used in §8.9) and providing a brief summary of the status of such development;
(n)    as soon as practicable, but in any event not later than one hundred (100) days after the end of each fiscal year of the Borrower, the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries at the end of such year, and the related unaudited consolidated statements of income, changes in shareholder’s equity and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and accompanied by a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof ( provided, however , the Borrower shall not be required to provide such statements in the event that such statements would be substantially similar to the consolidated statements provided by the Trust);
(o)    from time to time such other financial data and information in the possession of the Borrower, the Guarantors or their respective Subsidiaries (including without limitation auditors’ management letters, property inspection and environmental reports and other legal and regulatory changes affecting the Borrower or the Guarantors) as the Agent may reasonably request; and

(p)    promptly upon becoming aware of a change in any credit rating (including the Credit Rating) given by a Rating Agency or any announcement that any rating is “under review” or that such rating has been placed on a watch list or that any similar action has been taken by a Rating Agency, written notice to Agent of such change, announcement or action.
Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Banks provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Banks upon Agent’s receipt thereof.  Upon the request of Agent, Borrower and the Trust shall deliver paper copies thereof to Agent and the Banks.  Borrower and the Trust authorize Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower and the Trust release Agent and the Banks from any liability in connection therewith.

§7.5.    Notices.
(a)    Defaults.  The Borrower will promptly notify the Agent in writing of the occurrence of any Default or Event of Default.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, the Guarantors or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or Event of Default or would have a material adverse effect on the Borrower or any Guarantor or any of their respective Subsidiaries, the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.
(b)    Environmental Events.  The Borrower will promptly give notice to the Agent (i) upon the Borrower obtaining knowledge of any potential or known Release of any Hazardous Substances at or from any Real Estate; (ii) of any violation of any Environmental Law that the Borrower, the Guarantors or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (iii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in either case involves any Real Estate or has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower, any Guarantor or any Subsidiary.
(c)    [Intentionally Deleted];

(d)    Notice of Litigation and Judgments.  The Borrower will give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, the Guarantors or any of their respective Subsidiaries or to which the Borrower, the Guarantors or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, the Guarantors or any of their respective Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower or any Guarantor or any of their respective Subsidiaries and stating the nature and status of such litigation or proceedings.  The Borrower will give notice to the Agent, in writing, in form and detail satisfactory to the Agent and each of the Banks, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $10,000,000.
(e)    Notification of Banks.  Promptly after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Banks, together with copies of any  certificates or other written information that accompanied such notice.
§7.6.    Existence; Maintenance of Properties.
(a)    The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Delaware limited partnership.  The Trust will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Maryland real estate investment trust.  The Borrower and the Trust will cause each of their respective Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence.  The Borrower and the Guarantors will do or cause to be done all things necessary to preserve and keep in full force all of their respective rights and franchises and those of their Subsidiaries.  The Borrower and the Trust will, and will cause each of their respective Subsidiaries to, continue to engage primarily in the businesses now conducted by it and in related businesses.
(b)    The Borrower and the Trust (i) will cause all of their properties and those of their respective Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do the foregoing pursuant to clause (i) or (ii) would have a material adverse effect on the condition of the applicable Unencumbered Borrowing Base Property or on the financial condition, assets or operations of the Borrower, any Guarantor and their respective Subsidiaries.
(c)    The common stock of the Trust shall at all times be listed for trading and be traded on the New York Stock Exchange.

§7.7.    Insurance.
(a)    The Borrower will procure and maintain or cause to be procured and maintained insurance covering the Borrower and the Guarantors and their respective Subsidiaries and their respective properties (the cost of such insurance to be borne by the insured thereunder) in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.
§7.8.    Taxes.  The Borrower, the Guarantors and each of their respective Subsidiaries will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and upon the Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower, such Guarantor or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided , further that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, the Guarantor or such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge, levy or claim.
§7.9.    Inspection of Properties and Books.  The Borrower and the Trust shall permit the Banks at such Bank’s expense to visit and inspect any of the properties of the Borrower, the Guarantors or any of their respective Subsidiaries, and at the Borrower’s expense to examine the books of account of the Borrower, the Guarantors or any of their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, the Guarantors or any of their respective Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such examinations more often than once in any twelve (12) month period.  The Banks shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the Borrower’s normal business operations.
§7.10.    Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower and the Trust will comply with, and will cause each of their respective Subsidiaries to comply in all respects with, (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties.  If at any time while any Loan or Note is outstanding or the Banks have any obligation to make Loans hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or the Guarantors may fulfill any of its obligations hereunder or under the other Loan Documents, the Borrower will immediately take or cause to be taken all steps necessary to obtain or cause such Guarantor or Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.
§7.11.    Use of Proceeds.  Subject to the terms, covenants and conditions set forth herein, the Borrower will use the proceeds of the Loans to the Borrower solely to (a) finance tenant improvements, acquisition, development and redevelopment of Real Estate as permitted in this Agreement, capital expenditures and leasing commissions, bridge debt financing and refinance “gap” funding, (b) provide financing for general corporate purposes including working capital, and (c) repay outstanding Indebtedness (but specifically excluding the payment, prepayment, purchase, redemption or other retirement of the principal of any Subordinated Debt).
§7.12.    Further Assurances.  Each of the Borrower and the Trust will cooperate with, and will cause each of their respective Subsidiaries to cooperate with the Agent and the Banks and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
§7.13.    Compliance.  The Borrower and the Trust shall operate their respective businesses, and shall cause each of their respective Subsidiaries to operate its business, in compliance with the terms and conditions of this Agreement and the other Loan Documents.  The Trust shall at all times comply with all requirements of applicable laws necessary to maintain REIT Status, shall elect to be treated as a real estate investment trust and shall operate its business in compliance with the terms and conditions of this Agreement and the other Loan Documents.
§7.14.    Limiting Agreements.
(a)    Neither Borrower, the Guarantors nor any of their respective Subsidiaries shall enter into, any agreement, instrument or transaction which has or may have the effect of prohibiting or limiting Borrower’s, the Guarantors’ or any of their respective Subsidiaries’ ability to pledge to Agent any Unencumbered Borrowing Base Properties as security for the Loans.  Borrower shall take, and shall cause the Guarantors and their respective Subsidiaries to take, such actions as are necessary to preserve the right and ability of Borrower, the Guarantors and their respective Subsidiaries to pledge such assets as security for the Loans without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of Borrower, the Guarantors or any of their respective Subsidiaries; provided, however the foregoing shall not prevent the Borrower from utilizing the Unencumbered Borrowing Base Properties to support other unsecured financings and the Guarantors from providing unsecured guaranties in connection with such unsecured financings.

(b)    Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this §7.14, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit the Borrower’s, any Guarantor’s or any Subsidiary’s ability to pledge Unencumbered Borrowing Base Properties as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if Unencumbered Borrowing Base Properties are pledged in the future as security for Indebtedness of the Borrower or any Guarantor.
§7.15.    Ownership of Real Estate.  Without the prior written consent of the Majority Banks, which consent may be withheld by the Majority Banks in their sole discretion, and notwithstanding any other provision of the Loan Documents, all interests (whether direct or indirect) of the Borrower or the Trust in real estate assets acquired after the date hereof shall be owned directly by the Borrower; provided, however, subject to the restrictions in §8.3, the Borrower shall be permitted to own Real Estate through Subsidiaries or Unconsolidated Affiliates.
§7.16.    More Restrictive Agreements.  Should the Borrower, the Guarantors or any of their respective Subsidiaries enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, Debt Offering or Equity Offering, which agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Borrower, the Guarantors or their respective Subsidiaries than those set forth in §8 and §9 of this Agreement or the Guaranty, the Borrower shall promptly notify the Agent and, if requested by the Majority Banks, the Borrower, the Guarantors, the Agent and the Majority Banks shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Majority Banks in their sole discretion.  Each of the Borrower and Guarantors agree to deliver to the Agent copies of any agreements or documents (or modifications thereof) pertaining to existing or future Indebtedness, Debt Offering or Equity Offering of the Borrower, the Guarantors or any of their respective Subsidiaries as the Agent from time to time may request.  Notwithstanding the foregoing, this §7.16 shall not apply to covenants contained in any agreements or documents evidencing or securing Non-recourse Indebtedness or covenants in agreements or documents relating to Recourse Indebtedness that relate only to specific Real Estate that is collateral for such Indebtedness.
§7.17.    Trust Restrictions.  The Borrower and Trust covenant and agree that:  the Trust will at all times (a) be the sole general partner of the Borrower, (b) own not less than fifty-one percent (51%) of the partnership interests in the Borrower, and in any event the largest percentage interest of any partner in the Borrower and (c) be responsible for making all major and day-to-day operational and management decisions to be made by the Borrower in the conduct of its business.  Without the prior written consent of Agent, the Trust shall not own any assets other than its interest in the Borrower as a general partner and a limited partner, cash, Short-term Investments and the property described on Schedule 6.29 hereto.

§7.18.    Interest Rate Contract(s).  The Borrower shall at all times from and after the date of this Agreement maintain in full force and effect, an Interest Rate Contract(s) in form and substance satisfactory to Agent in an amount necessary to ensure that the outstanding “Debt” (as hereinafter defined) of Borrower, the Guarantors and their respective Subsidiaries that is Variable Rate Debt does not exceed twenty-five percent (25%) of Consolidated Total Adjusted Asset Value of the Borrower.  The Interest Rate Contract(s) shall be provided by any Bank which is a party to this Agreement or a bank or other financial institution that has unsecured, uninsured and unguaranteed long-term debt which is rated at least A-3 by Moody’s Investor Service, Inc. or at least A- by Standard & Poor’s Corporation.  The Borrower shall upon the request of the Agent provide to the Agent evidence that the Interest Rate Contract(s) is in effect.  For the purposes of this §7.18, the term “Debt” shall mean any indebtedness of the Borrower, the Guarantors or any their respective Subsidiaries, whether or not contingent, and without duplication, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments or (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Borrower, any Guarantor or any of their respective Subsidiaries, to the extent that any such items would appear as a liability on the balance sheet of the Borrower, the Guarantors or any of their respective Subsidiaries in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Borrower, the Guarantors or any of their respective Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Borrower, any Guarantor or any of their respective Subsidiaries) (it being understood that Debt shall be deemed to be incurred by the Borrower, the Guarantors or any of their respective Subsidiaries whenever the Borrower, any Guarantor or any of their respective Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof).
§7.19.    Unencumbered Borrowing Base Properties.
(a)    The Unencumbered Borrowing Base Properties shall at all times satisfy all of the following conditions:
(i)    each of the Unencumbered Borrowing Base Properties shall be owned 100% in fee simple or leased under a Ground Lease by the Borrower or, subject to the terms of this Agreement, a Subsidiary Guarantor, free and clear of all Liens other than the Liens permitted in §8.2(ii) and (v), and such Unencumbered Borrowing Base Property does not have applicable to it any restriction on the pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents).  If such Unencumbered Borrowing Base Property is owned or leased by a Subsidiary Guarantor, such Subsidiary Guarantor shall not be a borrower or guarantor with respect to any other Secured Indebtedness;
(ii)    none of the Unencumbered Borrowing Base Properties shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or refinance such property;

(iii)    such Unencumbered Borrowing Base Property is managed by the Borrower or a Wholly Owned Subsidiary of the Borrower, or a third party manager approved by the Agent, such approval not to be unreasonably withheld;
(iv)    prior to inclusion of Real Estate within the Unencumbered Borrowing Base Properties, Borrower shall have delivered to Agent a physical description of the Real Estate and current rent rolls, operating statements and an operating and capital expenditure budget for such Real Estate reasonably satisfactory to the Agent, and such information as Agent may reasonably require to determine the value attributable to such Real Estate for the purposes of §9.5 and compliance with this §7.19;
(v)    each of the Unencumbered Borrowing Base Properties shall consist solely of Real Estate (A) which is located within the contiguous 48 states of the continental United States, (B) which is utilized principally for a shopping center or a retail facility or a use ancillary thereto (including, with respect to Borrower’s Aquia development only, an office component) and is consistent with Borrower’s business strategy on the date of this Agreement, (C) which contains improvements that are in operating condition and available for occupancy, and (D) except with respect to properties temporarily removed from the occupancy calculation pursuant to §7.19(a)(ix), with respect to which valid certificates of occupancy or the equivalent for all buildings thereon have been issued and are in full force and effect;
(vi)    no Person other than Borrower or a Subsidiary Guarantor has any direct or indirect ownership of any equity interest or other Voting Interest in such Subsidiary Guarantor if such Unencumbered Borrowing Base Property is owned or leased under a Ground Lease by a Subsidiary Guarantor (it being understood that no such Person shall be deemed to have any such ownership interest for purposes of this provision solely by virtue of owning any equity interest in the Trust or owning any limited partnership interest in the Borrower, and if such Unencumbered Borrowing Base Property is owned (or leased) by a Subsidiary Guarantor, the Borrower’s direct and indirect interest in such Subsidiary Guarantor shall be free and clear of all Liens);
(vii)    such Real Estate has been designated as an “Unencumbered Borrowing Base Property” on Schedule 6.31 hereto or in a Borrowing Base Property Certificate in accordance with §7.4(e) or delivered pursuant to this §7.19, and in any event has not been removed as an Unencumbered Borrowing Base Property pursuant to §7.19(d) or §7.19(e);
(viii)    the number of properties included within the Unencumbered Borrowing Base Properties shall not be less than ten (10) and shall provide Borrowing Base Availability of not less than $200,000,000.00 ;

(ix)    the Unencumbered Borrowing Base Properties shall consist solely of Real Estate which has (A) an aggregate occupancy level of tenants (excluding the Borrower or any of its Affiliates) in possession (but not any tenant having under lease 25,000 square feet or more on a holdover or month-to-month basis), operating, paying rent and which are not otherwise in default of at least eighty percent (80%) of the Net Rentable Area within such Unencumbered Borrowing Base Properties for the previous fiscal quarter of the Borrower based on bona fide arms-length tenant leases requiring current rental payments and which are in full force and effect (provided, however, with respect to the calculations set forth in this §7.19(a)(ix)(A) the Net Rentable Area for any tenants which have more than 10,000 square feet under lease and which have vacated their space shall be excluded from the total Net Rentable Area of the applicable Unencumbered Borrowing Base Property when making such calculation), and (B) an aggregate level of tenants (excluding the Borrower or any of its Affiliates) under leases in such Unencumbered Borrowing Base Properties (but not any tenant having under lease 25,000 square feet or more on a holdover or month-to-month basis) which are paying rent and which are not in default of at least eighty-five percent (85%) of the Net Rentable Area within such Unencumbered Borrowing Base Properties for the previous fiscal quarter of the Borrower based on bona fide arms-length tenant leases requiring current rental payments and which are in full force and effect.  Notwithstanding the foregoing, Borrower may temporarily remove an Unencumbered Borrowing Base Property from the foregoing occupancy calculations with respect to an Unencumbered Borrowing Base Property (x) that is a Redevelopment Property, (y) which is being voluntarily redeveloped by Borrower to reposition such property and (z) which Agent has approved in writing as a property that can be excluded from such calculation.  Without limiting the foregoing, the Agent shall not be required to approve the removal of such property from the foregoing calculation if redevelopment is as a result of a default, insolvency, lease termination or other act or circumstance affecting a tenant of such Unencumbered Borrowing Base Property.  Such property shall be excluded from the foregoing occupancy calculations until the date that is twenty-four (24) months following the initial approval of such Unencumbered Borrowing Base Property as a Redevelopment Property for the purposes of this §7.19;
(x)    no more than ten percent (10%) of the Borrowing Base Availability of the Unencumbered Borrowing Base Properties shall be properties leased by Borrower or a Subsidiary Guarantor as the lessee or tenant under a Ground Lease; and
(xi)    other than with respect to the Unencumbered Borrowing Base Property commonly known as Tel-Twelve located in Southfield, Michigan, no Unencumbered Borrowing Base Property shall contribute more than ten percent (10%) of the Borrowing Base Availability of all of the Unencumbered Borrowing Base Properties.

(b)    In the event that all or any material portion of any Real Estate within the Unencumbered Borrowing Base Properties shall be damaged or taken by condemnation, then such Real Estate shall no longer be a part of the Unencumbered Borrowing Base Properties unless and until (i) any damage to such Real Estate is repaired or restored, such Real Estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the Operating Cash Flow of such Real Estate following such repair or restoration (both at such time and prospectively) or (ii) Agent shall receive evidence satisfactory to the Agent that the Operating Cash Flow of such Real Estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation.
(c)    In the event that any Subsidiary of the Borrower that is not a Guarantor owns Real Estate which would otherwise qualify as an Unencumbered Borrowing Base Property and the Borrower desires for the same to become an Unencumbered Borrowing Base Property, then such property may become an Unencumbered Borrowing Base Property but only in the event that all of the terms and conditions of this §7.19(c) and §5.2 are satisfied:
(i)    Such Subsidiary shall be a Subsidiary Guarantor;
(ii)    The organizational agreements of such Subsidiary or such other resolutions or consents satisfactory to Agent shall specifically authorize such Subsidiary to guaranty the Obligations and to pledge the assets of such Subsidiary as security for the Obligations and the Borrower shall certify to the Agent that applicable law does not preclude such Subsidiary from executing such guaranty or pledging its assets to secure the Obligations;
(iii)    All covenants, agreements, and representations in the Loan Documents herein of the Borrower and the Guarantors and their Subsidiaries shall be true and correct with respect to such Subsidiary Guarantor;
(iv)    No Default or Event of Default shall exist or might exist in the event that such Subsidiary becomes a Subsidiary Guarantor or acquires such assets; and
(v)    The Real Estate assets acquired or owned by such Subsidiary Guarantor shall qualify as Unencumbered Borrowing Base Properties hereunder.
(d)    Upon any Unencumbered Borrowing Base Property ceasing to qualify as an Unencumbered Borrowing Base Property, such Unencumbered Borrowing Base Property shall no longer be included in the calculation of the Borrowing Base Availability nor shall the Operating Cash Flow from such property be included for the purposes of §9.5.  Within five (5) Business Days after any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified Unencumbered Borrowing Base Property, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Borrowing Base Availability attributable to such Unencumbered Borrowing Base Property.  Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate demonstrating, after giving effect to such removal, replacement or disqualification, compliance with the covenants contained in §7.19 and §9.5.
(e)    In addition, the Borrower may voluntarily remove any Real Estate from the Unencumbered Borrowing Base Properties by delivering to the Agent, no later than five (5) Business Days prior to date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, and the identity of the Unencumbered Borrowing Base Property being removed, and a calculation of the Borrowing Base Availability attributable to such Unencumbered Borrowing Base Property.  Simultaneously with the delivery of the items required above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate demonstrating, after giving effect to such removal, replacement or disqualification, compliance with the covenants contained in §7.19 and §9.5.
§7.20.    Swap. If the LIBOR Rate for an Interest Period of one month is above two percent (2.00%) for 30 consecutive days during the term of the Loans, the Borrower will be required to enter into a swap or purchase an interest rate cap with respect to the Loans with a counterparty and on terms and conditions reasonably acceptable to the Agent. Any such swap or interest rate cap which is a Derivatives Provider Contract shall be an independent agreement governed by the written provisions of said Derivatives Provider Contract, which will remain in full force and effect unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Agreement, except as otherwise expressly provided in said Derivatives Provider Contract, and any payoff statement from the Agent relating to this Agreement shall not apply to a Derivatives Provider Contract except as otherwise expressly provided in such payoff statement. Any prepayment, acceleration, reduction, increase or any change in the terms of the Loan will not alter the notional amount of any such Derivatives Provider Contract, which will remain in full force and effect notwithstanding any such prepayment, acceleration, reduction, increase or change, subject to the terms of such Derivatives Provider Contract.
§8.    CERTAIN NEGATIVE COVENANTS OF THE TRUST AND THE BORROWER.
The Borrower and the Trust, jointly and severally, covenant and agree that, so long as any Loan or Note is outstanding or any of the Banks has any obligation to make any Loans:

§8.1.    Restrictions on Indebtedness.  Except as permitted in §8.1(f) below, the Trust will not (other than solely as a result of its status as a general partner of the Borrower) create, incur, assume, guarantee or be or remain liable, contingently or otherwise with respect to any Indebtedness other than the Obligations and any Indebtedness of the Borrower permitted under the terms of this §8.1.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)    Indebtedness to the Banks arising under any of the Loan Documents, and Indebtedness and obligations in respect of the Interest Rate Contract(s) required pursuant to §7.18 and §7.20;
(b)    current liabilities of the Borrower or its Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(c)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;
(d)    Indebtedness in respect of judgments or awards the existence of which does not create an Event of Default;
(e)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(f)    subject to the provisions of §9, (i) Non-recourse Indebtedness of the Borrower or any of its Subsidiaries (other than Subsidiary Guarantors), and (ii) Indebtedness of Borrower, the Trust or any of the Borrower’s Subsidiaries (other than Subsidiary Guarantors) under environmental indemnities and guarantees with respect to customary exceptions to exculpatory language with respect to Non-recourse Indebtedness of Borrower’s Subsidiaries or Unconsolidated Affiliates permitted pursuant to §8.3(i) (it being agreed that any such indemnity or guaranty shall not cause such Non-recourse Indebtedness to be deemed to be Recourse Indebtedness and provided that in the event any claim is made against Borrower, the Trust or any of their respective Subsidiaries with respect to such indemnities, guarantees or exceptions, the amount so claimed shall be considered a recourse liability of such Person);
(g)    Indebtedness in respect of reverse repurchase agreements having a term of not more than one hundred eighty (180) days with respect to Investments described in §8.3(d) or (e);
(h)    subject to the provisions of §9, other Recourse Indebtedness (whether secured or unsecured) of the Borrower and its Subsidiaries provided that in no event shall Secured Recourse Indebtedness of Borrower in the aggregate exceed fifteen percent (15%) of Consolidated Total Adjusted Asset Value (provided that the liability under any completion guaranty shall equal the remaining costs to complete the applicable construction project in excess of construction loan or mezzanine loan proceeds available therefor and any equity deposited or invested for the payment of such costs; and provided further that Indebtedness of Borrower or any of its Subsidiaries with respect to the TIF Guaranty and any other guaranty obligation which the Majority Banks may in their sole discretion approve in writing shall not be included for the purposes of §8.1(h) unless (i) a claim shall have been made against the Trust, Borrower or a Subsidiary of either of them on account of such guaranty or (ii) with respect to any other guaranty obligation which the Majority Banks may in their sole discretion approve in writing to not be included for the purposes of §8.1(h), the occurrence of such other events with respect thereto as the Majority Banks may require in connection with their approval of such obligation).  The Subsidiary Guarantors may be liable with respect to Unsecured Indebtedness of the Borrower but not Secured Indebtedness; and
(k)    Indebtedness in respect of purchase money financing for equipment, computers and vehicles acquired in the ordinary course of the Borrower’s business not exceeding $5,000,000.00.
§8.2.    Restrictions on Liens Etc.  Neither the Trust nor the Borrower will, nor will either of them permit any of their respective Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that the Borrower, the Guarantors and any Subsidiary of any of them may create or incur or suffer to be created or incurred or to exist:
(i)    liens in favor of the Borrower or the Trust on all or part of the assets of Subsidiaries of such Person (but excluding any Unencumbered Borrowing Base Property, any Subsidiary Guarantor or any direct or indirect interest therein) securing Indebtedness owing by Subsidiaries of such Person to such Person;
(ii)    liens on properties to secure taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue or which are being contested as permitted by §7.8;
(iii)    deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;
(iv)    liens on properties or any interest therein (including the rents, issues and profits therefrom) (but excluding any Unencumbered Borrowing Base

Property, any Subsidiary Guarantor or any direct or indirect interest therein) in respect of judgments or awards, the Indebtedness with respect to which is permitted by §8.1(d);
(v)    encumbrances on properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower, a Guarantor or a Subsidiary of such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, the Guarantors or their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower or any Guarantor individually or of such Person and its Subsidiaries on a Consolidated basis;
(vi)    liens on the specific personal property acquired by Indebtedness permitted by §8.1(i); and
(vii)    liens on properties or interests therein (but excluding any Unencumbered Borrowing Base Property, any Subsidiary Guarantor or any direct or indirect interest therein) to secure Indebtedness permitted by §8.1(f) and §8.1(h) (including purchase money debt).
Without limiting the foregoing, the Borrower and the Trust shall not, and shall not permit any other Guarantor or any other Subsidiary to, create, assume, incur, permit or suffer to exist any Lien on any Unencumbered Borrowing Base Property or any direct or indirect ownership interest of the Borrower in any Subsidiary Guarantor other than the Liens permitted in §8.2(ii) and §8.2(v).

§8.3.    Restrictions on Investments.  Neither the Borrower nor the Trust will, nor will either of them permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:
(a)    marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or its Subsidiary;
(b)    marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;
(c)    demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided,

however , that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;
(d)    [Intentionally Deleted];
(e)    [Intentionally Deleted];
(f)    repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;
(g)    shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000;
(h)    the acquisition of fee interests by the Borrower or its Subsidiaries in Real Estate which is utilized principally for shopping centers, and, subject to the restrictions set forth in §8.3 and §8.9 for development of new shopping centers, the acquisition of undeveloped Real Estate;
(i)    Subsidiaries of the Borrower or the Trust that are not one hundred percent (100%) owned by the Borrower or the Trust or in Unconsolidated Affiliates, which Subsidiaries or Unconsolidated Affiliates are engaged in the ownership of Real Estate or development activity pursuant to §8.3 or §8.9, provided that in no event shall such Investments exceed fifteen percent (15%) of Borrower’s Consolidated Total Adjusted Asset Value in the aggregate without the prior written consent of the Required Banks;
(j)    (i) in any preferred stock issued by Trust which has been repurchased solely with the proceeds of a new issue of common or preferred stock issued by Trust, or (ii) in any common stock issued by Trust which has been repurchased by the Trust, Borrower or any of their respective Subsidiaries, provided that in no event shall such Investments pursuant to clause (ii) exceed in the aggregate $50,000,000.00 (calculated based upon the consideration given for such stock);
(k)    subject to the restrictions set forth in §8.9, (i) in securities of real estate investment trusts which own real property which is used principally for fee interests in Real Estate utilized principally for shopping centers located within the United States, and (ii) in mortgages and notes receivables, provided that in no event shall the aggregate costs of all Investments pursuant to this §8.3(k) exceed five percent (5%) of Borrower’s Consolidated Total Adjusted Asset Value in the aggregate.  For the purposes of this §8.3(k)(ii) only, notes receivable shall be valued at the lesser of face value (subject to reduction as a result of payments thereon) or book value determined in accordance with GAAP;

(l)    whether directly or through a Subsidiary or Unconsolidated Affiliate, in development permitted by §8.9 which at any time has a total cost (including acquisition, construction and other costs), whether such total costs are incurred directly by the Borrower, the Trust or such Subsidiary or through an Investment in an Unconsolidated Affiliate permitted under this Agreement, individually for each development project that is not in excess of ten percent (10%) of the Consolidated Total Adjusted Asset Value of the Borrower, and in the aggregate for all development projects that is not in excess of fifteen percent (15%) of the Consolidated Total Adjusted Asset Value of the Borrower.  For the purposes of calculating the cost of developments by Subsidiaries or Unconsolidated Affiliates, the cost of such developments shall be based upon the Borrower’s interest in such Subsidiaries or Unconsolidated Affiliates.  For purposes of this §8.3(l) and §8.9, the term “total cost” shall not include (i) costs specifically reimbursable by tenants or shadow anchors (other than through rent or a gross up of rent), (ii) capitalized general and administrative expenses, or (iii) operating expenses and interest to the extent of operating income received from the applicable development property;
(m)    whether directly or through a Subsidiary or an Unconsolidated Affiliate, in undeveloped parcels of Real Estate which in the aggregate do not exceed five percent (5%) of the Consolidated Total Adjusted Asset Value of the Borrower, provided that the acquisition or holding of any outlots or property adjacent to any Real Estate owned by the Borrower (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or any Subsidiary thereof shall not be deemed to be an undeveloped parcel of Real Estate for this purpose and options and purchase agreements to acquire any property shall not be deemed an acquisition or holding of such property; and
(n)    subsidiaries that are one hundred percent (100%) owned by the Borrower.
Notwithstanding the foregoing or §8.9, in no event shall the aggregate Investments of the Borrower, the Trust and their Subsidiaries in the Investments described in §8.3(i), (k), (l) and (m) exceed twenty-five percent (25%) of Borrower’s Consolidated Total Adjusted Asset Value at any time.

§8.4.    Merger, Consolidation.  Neither the Borrower nor the Trust will, nor will either of them permit any of its Subsidiaries to, become a party to any merger, consolidation or other business combination or disposition of all or substantially all of its assets except (a) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower or (b) the merger or consolidation of two or more Subsidiaries of the Borrower.
§8.5.    Conduct of Business.  Neither the Borrower nor the Trust will conduct any of its business operations other than through the Borrower and its Subsidiaries; provided , however , that subject to §8.3(i) and §8.9, ownership of Real Estate and development activities may be conducted through Unconsolidated Affiliates of the Borrower as provided therein.  No reorganizations, spin-offs or new business lines shall be established or occur without the prior written consent of the Majority Banks.

§8.6.    Compliance with Environmental Laws.  Neither the Borrower nor the Trust will, nor will either of them permit any of its Subsidiaries, to do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for such quantities of Hazardous Substances as are appropriate for a retail shopping center and used in the ordinary course of business and in compliance in all material respects with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in material compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances in any material amount which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in material compliance with all Environmental Laws); provided that with respect to the foregoing clauses (a)-(e), with respect to Real Estate other than the Unencumbered Borrowing Base Properties, the Borrower and the Trust shall comply with the foregoing except to the extent such failure could not individually or in the aggregate have any material adverse effect upon the business or financial condition of the Borrower or the Trust.
The Borrower shall:
(i)    in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, which change would lead a prudent lender to require additional testing to avail itself of any statutory insurance or limited liability, take all action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Unencumbered Borrowing Base Properties; and
(ii)    if any Release or disposal of Hazardous Substances shall occur or shall have occurred on the Unencumbered Borrowing Base Properties (including without limitation any such Release or disposal occurring prior to the acquisition of such Unencumbered Borrowing Base Properties by the Borrower), cause the prompt containment and removal of such Hazardous Substances and remediation of the Unencumbered Borrowing Base Properties to the extent required by and in full compliance with all applicable laws and regulations and to the reasonable satisfaction of the Majority Banks; provided , that the Borrower shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of the Majority Banks and no action shall have been commenced by any enforcement agency.  The Majority Banks may engage their own environmental consultant to review the environmental assessments and the Borrower’s compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred hereunder, or, whether or not an Event of Default shall have occurred, at any time that the Agent or the Majority Banks shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred, relating to any Unencumbered Borrowing Base Property, or that any of the Unencumbered Borrowing Base Properties is not in compliance with the Environmental Laws, the Agent may at its election (and will at the request of the Majority Banks) obtain such environmental assessments of such Unencumbered Borrowing Base Property prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Unencumbered Borrowing Base Property and (ii) whether the use and operation of such Unencumbered Borrowing Base Property comply with all Environmental Laws.  Environmental assessments may include detailed visual inspections of such Unencumbered Borrowing Base Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are necessary or appropriate for a complete determination of the compliance of such Unencumbered Borrowing Base Property and the use and operation thereof with all applicable Environmental Laws.  All such environmental assessments shall be at the sole cost and expense of the Borrower.
§8.7.    Distributions.  Neither the Borrower nor the Trust shall make any Distributions which would cause it to violate any of the following covenants:
(a)    [Intentionally Deleted];
(b)    The Borrower and the Trust shall not make any Distribution if such Distribution is in excess of the amount which, when added to the amount of all other Distributions paid in the same fiscal quarter and the preceding three (3) fiscal quarters would exceed ninety-five percent (95%) of their respective Funds from Operations for the four (4) consecutive fiscal quarters ending prior to the quarter in which such Distribution is paid; provided, however, notwithstanding the foregoing in this §8.7(b), Borrower and the Trust may, subject to the limitations set forth in this Agreement (including specifically, but without limitation, those contained in §8.7(b)) (i) redeem existing Preferred Equity with proceeds from an issuance of common equity or Preferred Equity of the Borrower or the Trust and (ii) repurchase common stock issued by the Trust in an amount not exceeding the limit set forth in §8.3(j)(ii), so long as in either case (A) no Event of Default shall have occurred and be continuing on the date of any such repurchase or redemption, (B) no Default or Event of Default shall occur as a result of any such repurchase or redemption, and (C)  with respect to any repurchase of common stock pursuant to §8.7(b)(ii), prior to any such repurchase Borrower shall have delivered to Agent pro forma evidence reasonably satisfactory to Agent that the ratio of Consolidated Total Liabilities to Consolidated Total Adjusted Asset Value (after giving effect to such repurchase) shall be less than fifty percent (50%).  Notwithstanding the foregoing, the Borrower may pay a Distribution to its partners of sums received by it pursuant to the Tax Indemnity Agreement;

(c)    In the event that an Event of Default shall have occurred and be continuing, neither the Borrower nor the Trust shall make any Distributions other than the minimum Distributions by the Borrower to the Trust and by the Trust required under the Code to maintain the REIT Status of the Trust, as evidenced by a certification of the principal financial or accounting officer of the Trust containing calculations in reasonable detail satisfactory in form and substance to Agent; provided, however, that neither Borrower nor the Trust shall be entitled to make any Distributions in connection with the repurchase of common or preferred stock of the Trust at any time after an Event of Default shall have occurred and be continuing; and
(d)    Notwithstanding the foregoing, at any time when an Event of Default shall have occurred and the maturity of the Obligations has been accelerated, neither the Borrower nor the Trust shall make any Distributions whatsoever, directly or indirectly.
§8.8.    Asset Sales.  Neither the Borrower, the Trust nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any individual Real Estate having a sales price in excess of $75,000,000.00 unless there shall have been delivered to the Agent a statement that no Default or Event of Default exists immediately prior to such sale, transfer or other disposition or would exist after giving effect to such sale, transfer or other disposition.
§8.9.    Development Activity.  Neither the Borrower, the Trust nor any of their respective Subsidiaries shall engage, directly or indirectly, in any development except as expressly provided in §8.3(l) and (m) and this §8.9.  The Borrower, the Trust or any of their respective Subsidiaries may engage, either directly or, in the case of the Borrower, through any Subsidiary or Unconsolidated Affiliate of the Borrower, an Investment in which is permitted under §8.3(l), in the development of property to be used principally for retail shopping centers or a use ancillary thereto(except for the development commonly referred to as Aquia) which at any time has a total cost in excess of the limit set forth in §8.3(l), without the prior written consent of the Majority Banks.  For purposes of this §8.9, the term “development” shall include the new construction of a shopping center complex or the substantial renovation of improvements to real property which materially change the character or size thereof, but shall not include the addition of amenities or other related facilities to existing Real Estate which is already used principally for shopping centers; provided , however , that the term “development” shall not include demolition of existing structures performed by Borrower or the addition of an anchor store to an existing shopping center project provided that the construction of such improvements is performed by the tenant, and the Borrower (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or its respective Subsidiary, as applicable, is only obligated to reimburse such tenant for a fixed amount with respect to the cost of such construction upon completion of such construction by such tenant.  The Borrower and the Trust each acknowledges that the decision of the Majority Banks to grant or withhold such consent shall be based on such factors as the Majority Banks deem relevant in their sole discretion, including without limitation, evidence of sufficient funds both from borrowings and equity to complete such development and evidence that the Borrower (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or either of its Subsidiaries has the resources and expertise necessary to complete such project.  Nothing herein shall prohibit the Borrower, the Trust or any of their respective Subsidiaries thereof from entering into an agreement to acquire Real Estate which has been developed and initially leased by another Person.  Neither the Borrower (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust nor any Subsidiary thereof shall acquire or hold any number of undeveloped parcels of Real Estate which in the aggregate exceed the limit set forth in §8.3(m) without the prior written consent of the Majority Banks, provided that the acquisition or holding of any outlots or property adjacent to any Real Estate owned by the Borrower (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or any Subsidiary thereof shall not be deemed to be an undeveloped parcel of Real Estate for this purpose and options and purchase agreements to acquire any property shall not be deemed an acquisition or holding of such property.  The undeveloped projects of the Borrower, the Trust and its Subsidiaries as of the Closing Date are set forth on Schedule 8.9 hereto.  Further, any new development project permitted under the terms of this §8.9 engaged in by the Borrower (or any Subsidiary or Unconsolidated Affiliate thereof), the Trust or any Subsidiary thereof, before any vertical construction commences on any phase of such project, shall be either (i) at least fifty percent (50%) pre-leased (based on the gross leasable area of the improvements to the development, or the phase of the development project being developed if the Borrower submits and the Agent agrees that the development consists of more than one (1) phase, excluding outlots), including all anchors in such phase (it being agreed that Borrower shall receive a credit against such occupancy requirement for any space to be occupied by an anchor that has been conveyed to such anchor), or under a purchase agreement to sell and all construction bids shall be in place, and any such development shall continue to be deemed an undeveloped parcel until such time as construction commences, or (ii) sufficiently pre-leased such that based on such leases the gross income from such leases upon completion of such project shall equal or exceed projected operating expenses (including reserves for expenses not paid on a monthly basis).  For purposes of this §8.9, property shall be deemed to be in development at all times that it is Under Development.
§8.10.    Intentionally Deleted.
§8.11.    Trust Preferred Equity and Subordinated Debt.  The Borrower and the Trust shall not permit (a) the Trust Preferred Equity to exceed $50,000,000.00, or (b) the sum of the Trust Preferred Equity and Subordinated Debt to exceed in the aggregate $150,000,000 (provided that to the extent any such Trust Preferred Equity and Subordinated Debt exceeds such limits, such excess shall be considered Indebtedness for the purposes of this Agreement).  The Borrower and the Trust will not make or permit any amendment or modification to the indenture, note or other agreements evidencing or governing any Trust Preferred Equity or Subordinated Debt without Agent’s prior written approval, or directly or indirectly pay, prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire any Trust Preferred Equity or Subordinated Debt.
§9.    FINANCIAL COVENANTS OF THE TRUST AND THE BORROWER.
The Borrower and the Trust, jointly and severally, covenant and agree that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans, each of them will comply with the following:

§9.1.    Liabilities to Assets Ratio.  Each of the Borrower and the Trust will not permit the ratio of its Consolidated Total Liabilities to Consolidated Total Adjusted Asset Value to exceed 60%.
§9.2.    Fixed Charges Coverage.  The Borrower will not permit the Borrower’s Consolidated Operating Cash Flow for the period covered by the four (4) previous consecutive fiscal quarters (treated as a single accounting period) to be less than 1.50 times the Fixed Charges of the Borrower and the Trust for such period; provided , however , that for purposes of determining compliance with this covenant, prior to such time as the Borrower has owned and operated a parcel of Real Estate for four (4) full fiscal quarters, the Operating Cash Flow with respect to such parcel of Real Estate for the number of full fiscal quarters which the Borrower has owned and operated such parcel of Real Estate as annualized shall be utilized.  Additionally, for the purposes of calculating Consolidated Operating Cash Flow under this §9.2, Operating Cash Flow attributable to any Redevelopment Property shall be included even if such Redevelopment Property is then being valued at cost for the purposes of calculating Borrower’s Consolidated Total Adjusted Asset Value.  For the purposes of this §9.2, the Operating Cash Flow and Debt Service attributable to any Real Estate and the principal indebtedness repaid as a part of such sale shall be excluded from the calculations when such Real Estate is sold.
§9.3.    Consolidated Tangible Net Worth.  The Borrower will not permit its Consolidated Tangible Net Worth to be less than $625,000,000.00 plus seventy-five percent (75%) of any Net Offering Proceeds from Equity Offerings received by the Borrower or the Trust after December 31, 2011 (except to the extent of any of such Net Offering Proceeds from an issuance of common equity or Preferred Equity of the Borrower or the Trust which are used to retire an existing issue of preferred equity of Borrower or the Trust, respectively).
§9.4.    Secured Indebtedness.  The Borrower will not permit the Secured Indebtedness of the Borrower, Guarantors and their respective Subsidiaries to exceed forty percent (40%) of the Consolidated Total Adjusted Asset Value of the Borrower.
§9.5.    Borrowing Base Test.  The Borrower shall not at any time permit (i) the aggregate Unsecured Indebtedness of the Trust, the Borrower and their Subsidiaries (including, without limitation, the Outstanding Loans) to exceed (ii) the Borrowing Base Availability.
§10.    CLOSING CONDITIONS.
The obligations of the Agent and the Banks to enter into this Agreement and to make the Loans shall be subject to the satisfaction of the following:
§10.1.    Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Agent.  The Agent shall have received a fully executed copy of each such document, except that each Bank shall have received a fully executed counterpart of its Note, if any.

§10.2.    Certified Copies of Organizational Documents.  The Agent shall have received from the Borrower a copy, certified as of a recent date by the appropriate officer of each State in which the Borrower, the Guarantors or any of their respective Subsidiaries, as applicable, is organized or in which the Real Estate is located and a duly authorized partner, member or officer of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter, declaration of trust or other organizational documents of the Borrower, the Guarantors, or any Subsidiary, as applicable, or its qualification to do business, as applicable, as in effect on such date of certification.
§10.3.    Resolutions.  All action on the part of the Borrower, the Guarantors, or any of their respective Subsidiaries as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent.  The Agent shall have received from the Trust true copies of the resolutions adopted by its board of directors authorizing the transactions described herein, each certified by its secretary as of a recent date to be true and complete.
§10.4.    Incumbency Certificate; Authorized Signers.  The Agent shall have received incumbency certificates, dated as of the date of this Agreement, signed by a duly authorized officer of the Trust (with respect to the Borrower and the Guarantors) and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Borrower and the Guarantors, each of the Loan Documents to which such Person is or is to become a party.  The Agent shall have also received from the Borrower a certificate, dated as of the date of this Agreement, signed by a duly authorized officer of the Borrower and giving the name and specimen signature of each individual who shall be authorized to make Loan and Conversion Requests, and to give notices and to take other action on behalf of the Borrower under the Loan Documents.
§10.5.    Opinion of Counsel.  The Agent shall have received a favorable opinion addressed to the Banks and the Agent and dated as of the date of this Agreement, in form and substance satisfactory to the Banks and the Agent, from counsel of the Borrower and the Guarantors as to such matters as the Agent shall reasonably request.
§10.6.    Payment of Fees.  The Borrower shall have paid to Capital One the fees required to be paid at closing pursuant to §4.2.
§10.7.    Performance; No Default.  The Borrower and Guarantors shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.
§10.8.    Representations and Warranties.  The representations and warranties made by the Borrower, the Guarantors and their Subsidiaries in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.
§10.9.    Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s Special Counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as the Agent and the Agent’s Special Counsel may reasonably require.
§10.10.    Stockholder and Partner Consents.  The Agent shall have received evidence satisfactory to the Agent that all necessary stockholder, member and partner consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.
§10.11.    Compliance Certificate.  A Compliance Certificate dated as of the date of this Agreement demonstrating compliance with each of the covenants calculated therein as of the most recent fiscal quarter end for which the Borrower or the Trust has provided financial statements under §6.4, adjusted in the best good faith estimate of the Borrower or the Guarantor, as applicable, dated as of the date of this Agreement shall have been delivered to the Agent.
§10.12.    Contribution Agreement.  The Agent shall have received a fully executed counterpart of the Contribution Agreement.
§10.13.    No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan.
§10.14.    Governmental Regulation.  Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.
§10.15.    Intentionally Deleted.
§10.16.    Other.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.
§11.    CONDITIONS TO ALL BORROWINGS.
The obligations of the Banks to make any Loan, whether on or after the date of this Agreement, shall also be subject to the satisfaction of the following conditions precedent:
§11.1.    Prior Conditions Satisfied.  All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made.

§11.2.    Representations True; No Default.  Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.  The Agent shall have received a certificate of the Borrower and the Trust signed by an authorized officer of the Borrower and the Trust to such effect.
§11.3.    Intentionally Deleted.
§12.    EVENTS OF DEFAULT; ACCELERATION; ETC.
§12.1.    Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
(a)    the Borrower shall fail to pay any principal of any of the Loans after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(b)    the Borrower shall fail to pay any interest on the Loans, or any other fees or sums due hereunder or under any of the other Loan Documents, within ten (10) days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(c)    the Borrower or the Trust shall fail to comply with any covenant contained in §9, and such failure shall continue for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent; provided, however, that in the event that Borrower or the Trust shall fail to comply with §9.5, then the same shall not constitute a Default hereunder in the event that Borrower prepays the Loans or provides additional Unencumbered Borrowing Base Property in accordance with the terms of this Agreement in an amount sufficient such that Borrower and the Trust would be fully in compliance with the covenant set forth in §9.5 within five (5) days of the earlier to occur of (i) Borrower obtaining knowledge of such noncompliance, (ii) Borrower reporting any such noncompliance, or (iii) receipt by Borrower of written notice of such noncompliance from Agent; and provided further, that during any period in which Borrower or the Trust shall fail to be in compliance of any covenant in §9.5, then the Banks shall have no obligation to make Loans;
(d)    the Borrower or any Guarantor or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in this §12), and such failure shall continue for thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent; provided , however , that in the event that such failure shall be a failure to comply with the terms of §8.7(b), the Borrower shall be afforded a period of one (1) fiscal quarter to cure such failure provided that the Distribution which caused such failure was historically consistent with prior dividends; provided , further that no cure period shall be available with respect to a failure to comply with the terms of §7.5(a) or §8.4;
(e)    any representation or warranty made by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries in this Agreement or any other Loan Document, or in any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
(f)    the Borrower, any Guarantor or any of their respective Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (including, without limitation, any Derivatives Contract), or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness (including, without limitation, any Derivatives Contract)for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment or purchase thereof, provided that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in this §12.1(f), involve singly or in the aggregate obligations for Recourse Indebtedness totaling in excess of $10,000,000.00 or Non-recourse Indebtedness totaling in excess of $30,000,000.00;
(g)    the Borrower, any Guarantor or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any such Person or of any substantial part of the assets of any thereof, (ii) shall commence any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;
(h)    a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, any Guarantor or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;
(i)    a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any of the Borrower, any Guarantor or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(j)    there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any uninsured final judgment against any of the Borrower, any Guarantor or any of their respective Subsidiaries that, with other outstanding uninsured final judgments, undischarged, against such Persons exceeds in the aggregate $10,000,000.00;
(k)    any of the Loan Documents or the Contribution Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower, any Guarantor, any of their respective Subsidiaries or any of their respective holders of Voting Interests, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;
(l)    any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower or the Trust or any of their respective Subsidiaries or any sale, transfer or other disposition of the assets of the Borrower, the Trust or any of their respective Subsidiaries other than as permitted under the terms of this Agreement or the other Loan Documents;
(m)    any suit or proceeding shall be filed against the Borrower or any Guarantor or any of their respective Subsidiaries or any of their respective assets which in the good faith business judgment of the Majority Banks after giving consideration to the likelihood of success of such suit or proceeding and the availability of insurance to cover any judgment with respect thereto and based on the information available to them if adversely determined, would have a materially adverse effect on the ability of the Borrower, any Guarantor or any of their respective Subsidiaries to perform each and every one of its obligations under and by virtue of the Loan Documents and such suit or proceeding is not dismissed within sixty (60) days following the filing or commencement thereof;

(n)    the Borrower, any Guarantor, any of their respective Subsidiaries or any Person so connected with them shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of Borrower, any Guarantor or any of their respective Subsidiaries, including the Real Estate;
(o)    with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, any Guarantor or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;
(p)    a Change of Control shall occur;
(q)    Dennis Gershenson shall cease to be active on a daily basis in the management of the Trust and the Borrower and a competent and experienced successor for such Person shall not be approved by the Majority Banks within six (6) months of such event, such approval not to be unreasonably withheld;
(r)    any Event of Default (as defined in any of the other Loan Documents) shall occur; or
(s)    The Borrower and the Guarantor and any of their respective Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any Subordinated Debt, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such Subordinated Debt for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require a redemption, retirement, prepayment, purchase or defeasance thereof;
then, and in any such event, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower (in addition to the rights afforded under §12.3) declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.  In the event of any Event of Default specified in §12.1(g), §12.1(h) or §12.1(i), all such amounts shall become immediately due and payable automatically without any requirement of presentment, demand, protest or other notice of any kind from any of the Banks or the Agent.

§12.2.    Limitation of Cure Periods.  Notwithstanding the provisions of subsections (b), (c) and (d) of §12.1, the cure periods provided therein shall not be allowed and the occurrence of a Default thereunder immediately shall constitute an Event of Default for all purposes of this Agreement and the other Loan Documents if, within the period of twelve (12) months immediately preceding the occurrence of such Default, there shall have occurred two (2) periods of cure or portions thereof under any one or more than one of said subsections.
§12.3.    Intentionally Deleted.
§12.4.    Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Banks may, with the consent of the Majority Banks but not otherwise, and upon the direction of the Majority Banks shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right.  No remedy herein conferred upon the Agent or the holder of any of the Obligations is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorneys’ fees.
§12.5.    Distribution of Proceeds.  In the event that, following the occurrence or during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:
(a)    First, to the payment of, or (as the case may be) the reimbursement of, the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;
(b)    Second, pari passu to (1) all other Obligations in such order or preference as the Majority Banks shall determine and (2) to any Derivatives Provider in respect of all amounts due to such Derivatives Provider under any Derivatives Provider Contract; provided, however, that (i) distributions in respect of such Obligations shall be made pari passu among Obligations with respect to the Agent’s fee payable pursuant to §4.3 and all other Obligations, (ii) in the event that any Bank shall have wrongfully failed or refused to make an advance under §2.6 and such failure or refusal shall be continuing, advances made by other Banks during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), (iii) Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks pro rata , and (iv) amounts received or realized from the Borrower shall be applied against the Obligations of the Borrower; and provided, further that the Majority Banks may in their discretion make proper allowance to take into account any Obligations not then due and payable; and
(c)    Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
§13.    SETOFF.
Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from any of the Banks to the Borrower or any Guarantor and any securities or other property of the Borrower or any Guarantor in the possession of such Bank may be applied to or set off against the payment of Obligations of such Person and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Person to such Bank; provided that no Bank shall exercise such right of setoff without the prior approval of the Agent.  Each of the Banks agrees with each other Bank that if such Bank shall receive from the Borrower or any Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Obligations owed to such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Obligations held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Obligations held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
§14.    THE AGENT.
§14.1.    Authorization.  The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank or to create any agency or fiduciary relationship.  Agent shall act as the contractual representative of the Banks hereunder, and notwithstanding the use of the term “Agent” it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Bank or by reason of this Agreement or any of the other Loan Documents and is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Loan Agreement and the other Loan Documents.  The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Banks pursuant to this Agreement and the other Loan Documents.
§14.2.    Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.  The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.
§14.3.    No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to any of the Banks for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent has received notice from a Bank or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.
§14.4.    No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Obligations, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Obligations, or for any recitals or statements, warranties or representations made herein or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantor or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other of the Loan Documents.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantor, any of their respective Subsidiaries or any holder of any of the Obligations shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective

Subsidiaries or the value of any of the other assets of the Borrower, the Guarantors or their respective Subsidiaries.  Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  Agent’s Special Counsel has only represented Agent and Capital One in connection with the Loan Documents and the only attorney-client relationship or duty of care is between Agent’s Special Counsel and Agent or Capital One.  Each Bank has been independently represented by separate counsel on all matters regarding the Loan Documents.
§14.5.    Payments.
(a)    A payment by the Borrower or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank.  The Agent agrees to distribute to each Bank not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Bank’s pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.  In the event the Borrower makes payments to Agent in immediately available funds on or before the time required in this Agreement for such payment, and Agent fails to distribute such amounts on the same Business Day as received, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
(b)    If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.  In the event that the Agent shall refrain from making any distribution of any amount received by it as provided in this §14.5(b), the Agent shall endeavor to hold such amounts in an interest bearing account and at such time as such amounts may be distributed to the Banks, the Agent shall distribute to each Bank, based on their respective Commitment Percentages, its pro rata share of the interest or other earnings from such deposited amount.
(c)    Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan, (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Banks, where such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, or (iii) to perform any other obligation within the time period specified for performance, or if no time period is specified, if such failure continues for a period of five (5) Business Days after notice from the Agent, shall be deemed a defaulting Bank (a “Defaulting Bank”) and shall be deemed a Defaulting Bank until such time as such delinquency is satisfied provided that a Bank shall not be a Defaulting Bank if such Bank notifies the Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied.  In addition to the rights and remedies that may be available to the Agent at law and in equity, a Defaulting Bank’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent pursuant to this Agreement or otherwise, or to be taken into account in the calculation of Required Banks, Majority Banks or any matter requiring approval of all of the Banks, shall be suspended while such Bank is a Defaulting Bank; provided that a consent of a Defaulting Bank shall be required for any increase of its Commitment.  A Defaulting Bank shall be deemed to have assigned any and all payments due to it from the Borrower and the Guarantors, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-defaulting Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans.  The Defaulting Bank hereby authorizes the Agent to distribute such payments to the non-defaulting Banks in proportion to their respective pro rata shares of all outstanding Loans.  The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments.  The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the obligations of any Defaulting Bank any amounts to be paid to such Defaulting Bank under this Agreement, (ii) to collect interest from such Bank for the period from the date on which the payment was due at the rate per annum equal to the Federal Funds Effective Rate plus two percent (2%), for each day during such period, and (iii) bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted obligations of such Defaulting Bank.  A Defaulting Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the non-defaulting Banks or as a result of other payments by the Defaulting Banks to the non-defaulting Banks, the Banks’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.
§14.6.    Holders of Notes.  Subject to the terms of Article 18, the Agent may deem and treat the payee of any Obligation and any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7.    Indemnity.  The Banks ratably hereby agree to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by § 15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence.
§14.8.    Agent as Bank.  In its individual capacity, the Bank or any Derivatives Provider acting as the Agent shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Obligations and the Notes as it would have were it not also the Agent.
§14.9.    Resignation.  The Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Banks and the Borrower.  The Majority Banks may remove the Agent from its capacity as Agent in the event of the Agent’s willful misconduct or gross negligence.  The Commitment Percentage of the Bank which is acting as Agent shall not be taken into account in the calculation of Majority Banks for the purposes of removing Agent in the event of the Agent’s willful misconduct or gross negligence.  Upon any such resignation, the Majority Banks shall have the right to appoint as a successor Agent, any Bank or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s Investors Service, Inc. or not less than “A” or its equivalent by Standard & Poor’s Rating Group Inc. and which has a net worth of not less than $500,000,000.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower.  If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Bank’s removal of the Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be any Bank or a bank whose debt obligations are rated not less than “A” or its equivalent by Moody’s Investors Service, Inc. or not less than “A” or its equivalent by Standard & Poor’s Rating Group Inc. and which has a net worth of not less than $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent.  After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
§14.10.    Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may, and if so requested by the Majority Banks and the Banks have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have.  The Majority Banks may direct the Agent in writing as to the method and the extent of any such exercise, the Banks hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.
§14.11.    Bankruptcy.  In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Banks.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Majority Banks, the Required Banks or all of the Banks as required by this Agreement.  Each Bank irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Banks requesting that Agent file such proof of claim.
§14.12.    Approvals.  If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Banks, the Required Banks or the Majority Banks is required or permitted under this Agreement, each Bank agrees to give the Agent, within ten (10) Business Days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of  approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.  If consent is required for the requested action, any Bank’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.  In the event that any recommendation is not approved by the requisite number of Banks and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Bank shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request.  Agent and each Bank shall be entitled to assume that any officer of the other Banks delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Banks have otherwise been notified in writing.
§14.13.    Borrower not Beneficiary.  Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Banks, may not be enforced by Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of Borrower and Guarantors.
§15.    EXPENSES.
The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this  Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent’s or any Bank’s gross or net income, except that the Agent and the Banks shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes (other than pursuant to the Michigan Business Tax, M.C.L. §§208.1101 et seq. , if any) on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Banks after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein (excluding, however, the preparation of agreements evidencing participation granted under §18.4), each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, and the making of each advance hereunder, (e) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Bank or the Agent and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Bank or the Agent) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Bank’s relationship with the Borrower or the Guarantors, (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns or title searches, (g) all reasonable fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by Capital One and the Agent in connection with the execution and delivery of this Agreement and the other Loan Documents, (h) all reasonable fees and expenses and disbursements (including reasonable attorneys’ fees and costs), not to exceed $5,000.00 in the aggregate, which may be incurred by Capital One in connection with each and every assignment of interests in the Loans pursuant to §18.1, and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the syndication of the Loans.  The covenants of this §15 shall survive payment or satisfaction of payment of the Obligations.
§16.    INDEMNIFICATION.
The Borrower and the Trust, jointly and severally, agree to indemnify and hold harmless the Agent, the Banks and the Arranger and each director, officer, employee, agent and Person who controls the Agent or any Bank from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation (a) any brokerage, finders or similar fees asserted against any Person indemnified under this §16 based upon any agreement, arrangement or action made or taken, or alleged to have been made or taken, by the Borrower, the Guarantors or any of their respective Subsidiaries, (b) any condition of the Real Estate, (c) any actual or proposed use by the Borrower or the Guarantors of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any of the Borrower, the Guarantors or any of their respective Subsidiaries, (e) the Borrower entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information (other than any ongoing usage fees following the closing of the transactions contemplated by this Agreement), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however , that neither the Borrower nor the Trust shall be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined in a non-appealable judgment by a court of competent jurisdiction, any loss suffered solely to the extent they arise from violation of any such Person’s internal policies or from a violation of laws, rules or regulations applicable to such Person’s operations as determined in a non-appealable judgment by a court of competent jurisdiction, and with respect to matters described in §16(b), (f) or (g), any loss attributable to events, acts or circumstances first occurring after the period Agent and the Banks acquired a direct ownership interest (and not a Lien) in such Real Estate.  The immediately preceding proviso shall not be construed to require any Person to disclose confidential or proprietary information unless on terms and conditions reasonably satisfactory to such Person.  In litigation, or the preparation therefor, the Banks, the Agent and the Arranger shall be entitled to select a single nationally recognized law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower and the Trust agree to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower and the Trust under this §16 are unenforceable for any reason, the Borrower and the Trust hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this §16 shall survive any assignment by a Bank of its Commitment, the repayment of the Loans and the termination of the obligations of the Banks hereunder.
§17.    SURVIVAL OF COVENANTS, ETC.
All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans.  The indemnification obligations of the Borrower and the Trust provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Banks hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.
§18.    ASSIGNMENT AND PARTICIPATION.
§18.1.    Conditions to Assignment by Banks.  Except as provided herein, each Bank may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Notes held by it); provided that (a) the Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Bank, to a Related Fund of such Bank, to a bank which is under common control with the assigning Bank or to a wholly-owned Subsidiary of such Bank provided that such assignee shall remain a wholly-owned Subsidiary or Related Fund of such Bank), (b) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank’s rights and obligations under this Agreement with respect to the Term Loan Commitment in the event an interest in the Term Loan is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance Agreement (an “Assignment and Acceptance Agreement”) in the form of Exhibit J hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, any of the Borrower or the Guarantors, (e) such assignee shall acquire an interest in the Term Loans of not less than $5,000,000 unless such assignment is to another Bank or a Related Fund or unless such requirement is waived by the Borrower and the Agent, and (f) the assignor shall assign its entire interest in the Loans or retain an interest in the Loans of not less than $5,000,000 unless otherwise approved by Agent and Borrower.  Upon such execution, delivery, acceptance and recording, of such notice of assignment, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Banks and, to the extent provided in such assignment, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement.  In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Bank as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower or the Guarantors.  Upon any such assignment, the Agent may unilaterally amend Schedule 1.1 to reflect any such assignment.
§18.2.    Register.  The Agent for itself and on behalf of the Borrower shall maintain a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to the Banks from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.  Contemporaneous assignments by a Bank to multiple Related Funds will be treated as a single assignment for the purposes of such registration fee.
§18.3.    New Notes.  Upon its receipt of an assignment executed by the parties to such assignment, together with each Note, if any, subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank).  Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall if requested execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such assignment and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to the Borrower.
§18.4.    Participations.  Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, the right to approve waivers, amendments or modifications, (c) such participant shall have no direct rights against the Borrower or the Guarantors except the rights granted to the Banks pursuant to §13, (d) such sale is effected in accordance with all applicable laws, and (e) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or the Guarantors.
§18.5.    Pledge by Bank.  Any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or, with Agent’s prior written approval, to another Person.  No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.  Any Term Loan Bank may with the consent of the Agent pledge all or any portion of its rights and interests under this Agreement (including all or any portion of its Term Loan Note) to a Person approved by Agent.
§18.6.    No Assignment by Borrower or the Trust.  Neither the Borrower nor the Trust shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

§18.7.    Disclosure.  The Borrower and the Trust each agrees that in addition to disclosures made in accordance with standard banking practices any Bank may disclose  information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.  In addition, the Banks may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors.
§18.8.    Amendments to Loan Documents.  Upon any such assignment or participation, the Borrower and the Trust shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.
§18.9.    Mandatory Assignment.  In the event Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by Agent but is not approved by one or more of the Banks (any such non-consenting Bank shall hereafter be referred to as the “Non-Consenting Bank”), then, within thirty (30) days after Borrower’s receipt of notice of such disapproval by such Non-Consenting Bank, Borrower shall have the right as to such Non-Consenting Bank, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Bank within thirty (30) days of receipt of such notice, to elect to cause the Non-Consenting Bank to transfer its entire Commitment.  The Agent shall promptly notify the remaining Banks that each of such Banks shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Bank (or if any of such Banks does not elect to purchase its pro rata share, then to such remaining Banks in such proportion as approved by the Agent).  In the event that the Banks do not elect to acquire all of the Non-Consenting Bank’s Commitment, then the Agent shall endeavor to find a new Bank or Banks to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Non-Consenting Bank, the Non-Consenting Bank’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Bank shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Bank’s original Note.  Notwithstanding anything in this §18.9 to the contrary, any Bank or other Bank assignee acquiring some or all of the assigned Commitment of the Non-Consenting Bank must consent to the proposed amendment, modification or waiver.  The purchase price to be paid by the acquiring Banks for the Non-Consenting Bank’s Commitment shall equal the principal owed to such Non-Consenting Bank, and the Borrower shall pay to such Non-Consenting Bank in addition thereto and as a condition to such sale any and all other amounts outstanding and owed by Borrower to the Non-Consenting Bank hereunder or under any of the other Loan Documents, including all accrued and unpaid interest or fees which would be owed to such Non-Consenting Bank hereunder or under any of the other Loan Documents if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Bank’s Commitment.  No registration fee under §18.2 shall be required in connection with such assignment.
§18.10.    Titled Agents.  The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Bank.

§19.    NOTICES.
Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed follows:

If to the Agent or Capital One:

Capital One, National Association
1680 Capital One Drive
McLean, Virginia 22102
Attn: Frederick H. Denecke
Telecopy No.: (703) 720-2023

and

Capital One, National Association
1680 Capital One Drive
McLean, Virginia 22102
Attn: Jessica W. Schneickert
Telecopy No.: (703) 720-2023

With a copy to:

Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Kevin J. Lyons, Esq.
Telecopy No.: (617) 692-3433

If to the Borrower or the Guarantor:

Ramco-Gershenson Properties, L.P.
Ramco-Gershenson Properties Trust
Suite 300
31500 Norhtwestern Highway
Farmingotn Hills, Michigan 48334
Attn: Chief Financial Officer
Telecopy No.: (248) 350-9925

With a copy to:

Honigman Miller Schwartz & Cohn LLP
Suite 101
39400 Woodward Avenue
Bloomfield Hills, Michigan 48304-5048
Attn: Jill S. Schloff
Telecopy No.: (248) 566-8579

to each other Bank a party hereto at the address for such party set forth on Schedule 1.1 hereto for such Bank, and to each other Bank which may hereafter become a party to this Agreement at such address as may be designated by such Bank.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by facsimile, upon being sent and confirmation of receipt.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt, or if sent by facsimile, upon receipt or the next Business Day if received after 5:00 p.m. (New York time) or on a day that is not a Business Day.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days prior Notice thereof, the Borrower, the Trust, a Bank or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.    RELATIONSHIP.
Neither the Agent nor any Bank has any fiduciary relationship with or fiduciary duty to the Borrower, the Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Bank and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.
§21.    GOVERNING LAW: CONSENT TO JURISDICTION AND SERVICE.
THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF MICHIGAN AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AND THE TRUST EACH AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF OHIO OR THE STATE OF MICHIGAN OR ANY FEDERAL COURT SITTING THEREIN AND

CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER OR THE TRUST BY MAIL AT THE ADDRESS SPECIFIED IN §19.  THE BORROWER AND THE TRUST EACH HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
§22.    HEADINGS.
The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
§23.    COUNTERPARTS.
This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
§24.    ENTIRE AGREEMENT, ETC.
The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.
§25.    WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.
EACH OF THE BORROWER, THE TRUST, THE AGENT AND THE BANKS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER AND THE TRUST EACH HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER AND THE TRUST EACH (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY BANK OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE

PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.
§26.    DEALINGS WITH THE BORROWER OR THE GUARANTORS.
The Agent, the Banks and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their affiliates regardless of the capacity of the Agent or the Bank hereunder.  The Banks acknowledge that, pursuant to such activities, the Agent, a Bank or its affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent or such Bank, as applicable, shall be under no obligation to provide such information to them.
§27.    CONSENTS, AMENDMENTS, WAIVERS, ETC.
Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks.  Notwithstanding the foregoing, (a) none of the following may occur without the written consent of each Bank or Derivatives Provider (as to clause (vi) affected thereby:  (i) a decrease in the rate of interest on the Loans (except as contemplated in §2.8); (ii) an increase or a non-pro rata reduction in the amount of the Commitments of the Banks except pursuant to §2.8 or §18.1; (iii) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon; (iv) the postponement of any date fixed for any payment of principal of or interest on the Loans; (v) a decrease of the amount of any fee (other than late fees) payable to a Bank hereunder; (vi) the release of the Borrower or any Guarantor except as otherwise provided herein; (vii) a change in the manner of distribution of any payments to the Banks or the Agent; (viii) an amendment of the definition of Majority Banks or Required Banks or of any requirement for consent by the Majority Banks, the Required Banks or all of the Banks; or (ix) an amendment of this §27, and (b) the provisions of §9 and any of the definitions used therein may not be modified, amended or waived without the written consent of the Required Banks.  Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Derivatives Provider shall, in addition to the Banks required hereinabove to take such action, require the consent of the Bank that is (or having an Affiliate that is) such Derivatives Provider. The amount of the Agent’s fee payable for the Agent’s account and the provisions of §14 may not be amended or waived without the written consent of the Agent.  The Borrower and the Guarantors each agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as may be reasonably requested by Capital One in connection with the acquisition by each Bank acquiring all or a portion of the Commitment, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower or the Guarantors hereunder.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower or the Guarantors shall entitle the Borrower and the Guarantors to other or further notice or demand in similar or other circumstances.
§28.    SEVERABILITY.
The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
§29.    TIME OF THE ESSENCE.
Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower or the Trust under this Agreement and the other Loan Documents.
§30.    NO UNWRITTEN AGREEMENTS.
THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.
§31.    REPLACEMENT OF NOTES.
Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.
§32.    TRUST EXCULPATION.
Subject to the terms of this paragraph, all persons having a claim against the Trust (as a Guarantor or general partner of Borrower), the general partner of the Borrower whose signature is affixed hereto as said general partner, hereunder or in connection with any matter that is the subject hereof, shall look solely to (i) the Trust’s interest and rights in the Borrower (as a general partner or limited partner), (ii) the amount of any Net Offering Proceeds not contributed to the Borrower, (iii) all accounts receivable, including the amount of any Distributions received by the

Trust from the Borrower and not distributed to shareholders of the Trust as permitted by this Agreement, (iv) all rights and claims (including amounts paid under) the Tax Indemnity Agreement, (v) all cash and Short-term Investments in an amount in excess of $500,000.00, (vi) any other assets which the Trust may now own or hereafter acquire with the consent of Agent pursuant to §7.17, (vii) all documents and agreements in favor of the Trust in connection with any of the foregoing, (viii) all claims and causes of action arising from or otherwise related to any of the foregoing, and all rights and judgments related to any legal actions in connection with such claims or causes of action, and (ix) all extensions, additions, renewals and replacements, substitutions, products or proceeds of any of the foregoing (the “Attachable Assets”), and in no event shall the obligation of the Trust be enforceable against any shareholder, trustee, officer, employee or agent of the Trust personally.  In no event shall any person have any claim against:  (i) the cash, Short-term Investments of the Trust and the property described in Schedule 6.29 hereto, all under the heading of “Other Permitted Assets”, (ii) all documents and agreements in favor of the Trust in connection with any of the foregoing, (iii) all claims and causes of action arising from or otherwise related to any of the foregoing, and all rights and judgments related to any legal actions in connection with such claims or causes of action, and (iv) all extensions, additions, renewals and replacements, substitutions, products or proceeds of any of the foregoing (the “Other Permitted Assets”).  The Agent and the Banks have agreed to the terms of this §32 solely based upon the representation and covenant of Borrower and the Trust that the Trust does not and will not own any assets other than the Attachable Assets and the Other Permitted Assets.  Notwithstanding anything in this §32 to the contrary, the foregoing limitation on liability and recourse to the Trust (as a Guarantor or general partner of Borrower) shall be null and void and of no force and effect, and Agent and the Banks shall have full recourse against the Trust, individually as a Guarantor and in its capacity as general partner of Borrower, and to all of its assets (including, without limitation, the Other Permitted Assets) in the event that the Trust shall now or at any time hereafter own any asset other than or in addition to the Other Permitted Assets and the Attachable Assets.  Nothing herein shall limit the rights of the Agent and the Banks against the Borrower.
§33.    PATRIOT ACT.
Each Bank and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower and Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, the Guarantors and their respective Subsidiaries, which information includes names and addresses and other information that will allow such Bank or the Agent, as applicable, to identify Borrower, the Guarantors and their respective Subsidiaries in accordance with the Patriot Act.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

TRUST:

RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust

By:____________________________
Name: _________________________
Title: __________________________

BORROWER:

RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership

By:	Ramco-Gershenson Properties Trust, a Maryland real estate investment trust, its General Partner

By:____________________________
Name: _________________________
Title: __________________________

[Signature Page to Unsecured Term Loan Agreement]

BANKS:

CAPITAL ONE, NATIONAL ASSOCIATION,
individually and as Agent

By:____________________________
Name: _________________________
Title: __________________________

[Signature Page to Unsecured Term Loan Agreement]

EXHIBIT B

FORM OF TERM LOAN NOTE

$_________________	__________, 2013

FOR VALUE RECEIVED, the undersigned RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, hereby promises to pay to __________________________ ________or order, in accordance with the terms of that certain Unsecured Term Loan Agreement dated as of May 16, 2013 (the “Loan Agreement”), as from time to time in effect, among the undersigned, Capital One, National Association, for itself and as Agent, and such other Banks as may be from time to time named therein, to the extent not sooner paid, on or before the Term Loan Maturity Date, the principal sum of __________________________ Dollars ($_____________), with daily interest from the date hereof, computed as provided in the Loan Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Loan Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Loan Agreement.  Interest shall be payable on the dates specified in the Loan Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

Payments hereunder shall be made to Capital One, National Association, as Agent for the payee hereof, at 1680 Capital One Drive, McLean, Virginia 22102 or such other address as may be designated by Agent.

This Note is one of one or more Term Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Loan Agreement.  The principal of this Note may be due and payable in whole or in part prior to the maturity date stated above and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Loan Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Loan Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Borrower and the Banks and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Banks exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Banks in excess of the maximum lawful amount, the interest payable to the Banks shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Banks shall ever receive anything of value deemed interest by applicable law in excess of the maximum

Exhibit B – Page 1

lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Borrower and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Borrower, such excess shall be refunded to the undersigned Borrower.  All interest paid or agreed to be paid to the Banks shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Borrower (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Borrower and the Banks and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Loan Agreement.  In addition to and not in limitation of the foregoing and the provisions of the Loan Agreement hereinabove defined, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

This Note shall be governed by and construed in accordance with the laws of the State of Michigan (without giving effect to the conflict of laws rules of any jurisdiction).

The undersigned maker and all guarantors and endorsers, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Loan Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

Recourse to the general partner of the Borrower shall be limited as provided in §32 of the Loan Agreement.

IN WITNESS WHEREOF the undersigned has by its duly authorized officers, executed this Note under seal as of the day and year first above written.

Exhibit B – Page 2

RAMCO-GERSHENSON PROPERTIES, L.P.,
a Delaware limited partnership

By:	Ramco-Gershenson Properties Trust, a
Maryland real estate investment trust, its
General Partner

By:

Title:

Exhibit B – Page 3